Page

Execution Version
AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT
DATED AS OF DECEMBER 21, 2018
AMONG
INVENTRUST PROPERTIES CORP.
AS BORROWER
WELLS FARGO BANK, NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT
AND
BANK OF AMERICA, N.A., AS TRANCHE A-1 CO-SYNDICATION AGENT AND U.S. BANK NATIONAL ASSOCIATION AS TRANCHE A-1 CO-SYNDICATION AGENT
AND
PNC BANK, NATIONAL ASSOCIATION, AS TRANCHE A-2 CO-SYNDICATION AGENT AND U.S. BANK NATIONAL ASSOCIATION AS TRANCHE A-2 CO-SYNDICATION AGENT
AND
BMO HARRIS BANK, N.A. AND FIFTH THIRD BANK
AS CO-DOCUMENTATION AGENTS FOR TRANCHE A-1 AND
KEYBANK NATIONAL ASSOCIATION, AS CO-DOCUMENTATION AGENT FOR TRANCHE A-2
AND
THE OTHER LENDERS
FROM TIME TO TIME PARTIES HERETO
_______________________________________________

WELLS FARGO SECURITIES, LLC,
U.S. BANK NATIONAL ASSOCIATION
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED OR ITS AFFILIATE (IN RESPECT OF TRANCHE A-1) AND
PNC CAPITAL MARKETS LLC (IN RESPECT OF TRANCHE A-2),
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

TABLE OF CONTENTS
Page
ARTICLE I. DEFINITIONS    1
ARTICLE II. THE CREDIT    31

2.1.	Generally 31

2.2.	Ratable Advances 32

2.3.	Periodic Principal Payments 32

2.4.	Final Principal Payment 32

2.5.	Unused Fee 33

2.6.	Other Fees 33

2.7.	[Intentionally Deleted] 33

2.8.	Method of Selecting Types and Interest Periods for New Advances 33

2.9.	Conversion and Continuation of Outstanding Advances 34

2.10.	Changes in Interest Rate, Etc. 35

2.11.	Rates Applicable After Default. 35

2.12.	Method of Payment 35

2.13.	Notes; Notices 36

2.14.	Interest Payment Dates; Interest and Fee Basis 36

2.15.	Notification of Advances, Interest Rates and Prepayments 36

2.16.	[Reserved] 37

2.17.	Lending Installations 37

2.18.	Non-Receipt of Funds by the Administrative Agent 37

2.19.	Replacement of Lenders under Certain Circumstances 37

2.20.	Usury 38

2.21.	Funds Transfer Disbursements 39

2.22.	Termination or Increase in Commitments 39

2.23.	Applications of Moneys Received 40
ARTICLE III. CHANGE IN CIRCUMSTANCES    41

3.1.	Yield Protection 41

3.2.	Changes in Capital Adequacy Regulations 42

3.3.	Inability to Determine Interest Rate 42

3.4.	Funding Indemnification 44

3.5.	Taxes 44

3.6.	Lender Statements; Survival of Indemnity 48
ARTICLE IV. CONDITIONS PRECEDENT    49

4.1.	Initial Advance 49

4.2.	Each Advance and Issuance 51
ARTICLE V. REPRESENTATIONS AND WARRANTIES    51

5.1.	Existence 51

5.2.	Authorization and Validity 51

5.3.	No Conflict; Government Consent 52

5.4.	Financial Statements; Material Adverse Effect 52

5.5.	Taxes 52

5.6.	Litigation 52

5.7.	Subsidiaries 53

5.8.	ERISA 53

5.9.	Accuracy of Information 53

5.10.	Regulations of the Board 53

5.11.	Material Agreements 53

5.12.	Compliance With Laws 53

5.13.	Ownership of Properties 54

5.14.	Investment Company Act 54

5.15.	Solvency 54

5.16.	Insurance 54

5.17.	REIT Status 55

5.18.	Environmental Matters 55

5.19.	Unencumbered Properties 56

5.20.	Anti-Terrorism Laws 56

5.21.	Beneficial Ownership Certification 57
ARTICLE VI. COVENANTS    57

6.1.	Financial Reporting 57

6.2.	Use of Proceeds 60

6.3.	Notice of Default 60

6.4.	Conduct of Business 60

6.5.	Taxes 61

6.6.	Insurance 61

6.7.	Compliance with Laws 61

6.8.	Maintenance of Properties 61

6.9.	Inspection 61

6.10.	Maintenance of Status 61

6.11.	Dividends; Distributions; Redemptions 61

6.12.	[Intentionally Deleted] 62

6.13.	Plan Assets 62

6.14.	Liens 62

6.15.	Affiliates 62

6.16.	Consolidated Net Worth 62

6.17.	Indebtedness and Cash Flow Covenants 63

6.18.	Environmental Matters 63

6.19.	Permitted Investments 64

6.20.	Negative Pledges 65

6.21.	Subsidiary Guaranty 66

6.22.	[Intentionally Omitted] 67

6.23.	Mergers, Consolidations and Sales of Assets 67
ARTICLE VII. DEFAULTS    68
ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES    70

8.1.	Acceleration 70

8.2.	Amendments 71

8.3.	Preservation of Rights 72
ARTICLE IX. GENERAL PROVISIONS    72

9.1.	Survival of Representations 72

9.2.	Governmental Regulation 72

9.3.	[Intentionally Deleted] 72

9.4.	Headings 72

9.5.	Entire Agreement 72

9.6.	Several Obligations; Benefits of the Agreement 72

9.7.	Expenses; Indemnification 73

9.8.	Numbers of Documents 74

9.9.	Accounting 74

9.10.	Severability of Provisions 74

9.11.	No Advisory or Fiduciary Responsibility 74

9.12.	Choice of Law 75

9.13.	Consent to Jurisdiction 75

9.14.	Waiver of Jury Trial 76

9.15.	Other Agents 76

9.16.	Acknowledgement and Consent to Bail In of EEA Financial Institutions 76
ARTICLE X. THE ADMINISTRATIVE AGENT    76

10.1.	Appointment 76

10.2.	Powers 77

10.3.	General Immunity 77

10.4.	No Responsibility for Loans, Recitals, etc. 77

10.5.	Action on Instructions of Lenders 78

10.6.	Employment of Agents and Counsel 78

10.7.	Reliance on Documents; Counsel 78

10.8.	Administrative Agent’s Reimbursement and Indemnification 78

10.9.	Rights as a Lender 79

10.10.	Lender Credit Decision 79

10.11.	Successor Administrative Agent 79

10.12.	Notice of Defaults 80

10.13.	Requests for Approval 80

10.14.	Defaulting Lender Adjustments 80
ARTICLE XI. SETOFF; RATABLE PAYMENTS    81

11.1.	Setoff 81

11.2.	Ratable Payments 81
ARTICLE XII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS    82

12.1.	Successors and Assigns 82

12.2.	Participations 82

12.3.	Assignments 83

12.4.	Dissemination of Information 85

12.5.	Tax Treatment 85

12.6.	Confidentiality 85
ARTICLE XIII. NOTICES    86

13.1.	Giving Notice 86

13.2.	Change of Address 86
ARTICLE XIV. PATRIOT ACT    86
ARTICLE XV. COUNTERPARTS    86

EXHIBITS AND SCHEDULES
EXHIBIT A        COMPLIANCE CERTIFICATE
EXHIBIT B        ASSIGNMENT AGREEMENT
EXHIBIT C        LIST OF INITIAL SUBSIDIARY GUARANTORS
EXHIBIT D        SUBSIDIARY GUARANTY
EXHIBIT E         [RESERVED]
EXHIBIT F        BORROWING NOTICE
EXHIBIT G        PRICING SCHEDULE
EXHIBIT H        LIST OF INITIAL UNENCUMBERED PROPERTIES
EXHIBIT I        FORM OF NOTE
EXHIBIT J        FORM OF AMENDMENT REGARDING INCREASE
EXHIBIT K        DISBURSEMENT INSTRUCTION AGREEMENT
SCHEDULE 1        Tranche A-1 TERM LOAN COMMITMENTS
SCHEDULE 2         Tranche A-2 TRANCHE TERM LOAN COMMITMENTS
SCHEDULE 5.6     LITIGATION
SCHEDULE 5.7     SUBSIDIARIES OF BORROWER
SCHEDULE 5.18     ENVIRONMENTAL MATTERS

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT
This Amended and Restated Term Loan Credit Agreement (the “Agreement”) dated as of December 21, 2018, is among InvenTrust Properties Corp., a corporation organized under the laws of the State of Maryland (the “Borrower”), Wells Fargo Bank, National Association, a national banking association, Bank of America, N.A., U.S. Bank National Association, BMO Harris Bank, N.A., Fifth Third Bank, a national banking association, KeyBank National Association, a national banking association, PNC Bank, National Association, a national banking association, JPMorgan Chase Bank, N.A., and the several other banks, financial institutions and entities from time to time parties to this Agreement (collectively, the “Lenders”), Wells Fargo Bank, National Association, not individually, but as “Administrative Agent”, Bank of America, N.A., not individually but as “Tranche A-1 Co-Syndication Agent”, and PNC Bank, National Association, not individually but as “Tranche A-2 Co-Syndication Agent”, U.S. Bank National Association, not individually but as “Tranche A-1 Co-Syndication Agent’ and as “Tranche A-2 Co-Syndication Agent”.
RECITALS
A.    The Borrower is primarily engaged in the business of purchasing, owning, operating, leasing and managing commercial real estate properties.
B.    This Agreement amends and restates in its entirety that certain Credit Agreement dated as of November 5, 2015, by and among Borrower, Administrative Agent, Wells Fargo Bank, National Association, a national banking association, Bank of America, N.A., a national banking association, PNC Bank, National Association, a national banking association and the several other banks party thereto (the “Original Credit Agreement”).
C.    Borrower desires to amend and restate the Original Credit Agreement to increase the Aggregate Commitment, to extend the Facility Termination Date, to modify the interest rates thereunder and to make certain other changes to the terms and conditions thereof, and the Administrative Agent, the Tranche A-1 Co-Syndication Agents, the Tranche A-2 Co-Syndication Agents and the Lenders are willing to do so on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I.

DEFINITIONS
As used in this Agreement:
“ABR Applicable Margin” means, as of any date, the Applicable Margin used to determine the Floating Rate as determined from time to time in accordance with the definition of “Applicable Margin”.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Agreement Effective Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or of the outstanding membership interests in a limited liability company.
“Act” is defined in Article XIV.
“Adjusted EBITDA” means, as of any date, the Consolidated NOI for the most recent four (4) fiscal quarters of the Borrower for which financial results have been reported, as adjusted by (i) adding thereto interest income and dividend income on Marketable Securities (but only to the extent dividend income does not constitute more than five percent (5%) of total Adjusted EBITDA), (ii) deducting therefrom any income attributable to Excluded Tenants; (iii) adding or deducting for, as appropriate, any adjustment made under GAAP for straight lining of rents, gains or losses from sales of assets, extraordinary items, impairment and other non‑cash charges, depreciation, amortization, interest expenses, taxes; (iv) deducting therefrom the applicable Capital Reserves for such period; (v) adding thereto, without duplication, the Consolidated Group Pro Rata Share of the aggregate Net Operating Income for such four (4) fiscal quarters from Projects owned by Investment Affiliates at the end of such period, adjusted in the manner set forth in clauses (i) through (iv) of this sentence, and (vi) deducting therefrom the Borrower’s actual general and administrative expenses and asset management fees (unless such has been subordinated to this Facility).
“Adjusted Unencumbered NOI” means Unencumbered Pool NOI less the applicable Capital Reserves.
“Administrative Agent” means Wells Fargo Bank, National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by one or more of the Lenders to the Borrower of the same Type and under the same Tranche and, in the case of LIBOR Rate Advances, for the same Interest Period.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. In no event shall the Administrative Agent be deemed to be an Affiliate of the Borrower.
“Aggregate Tranche A-1 Term Loan Commitment” means, as of any date, the aggregate of the then-current Tranche A-1 Term Loan Commitments of all the Lenders, which, as of the Agreement Effective Date, equal $250,000,000, as such amounts may be increased or decreased hereafter in accordance with Section 2.22 hereof.
“Aggregate Tranche A-2 Term Loan Commitment” means, as of any date, the aggregate of the then-current Tranche A-2 Term Loan Commitments of all the Lenders, which, as of the Agreement Effective Date, equal $150,000,000, as such amounts may be increased or decreased hereafter in accordance with Section 2.22 hereof.
“Aggregate Commitment” means the Aggregate Tranche A-1 Term Loan Commitment and/or the Aggregate Tranche A-2 Term Loan Commitment, as applicable.
“Agreement” is defined in the Recitals hereto.
“Agreement Effective Date” means the date this Agreement has been fully executed and delivered by the Borrower and the Lenders.
“Alternate Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Market Index Rate plus 1%; each change in the Alternate Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate (provided that clause (c) shall not be applicable during any period in which the LIBOR Base Rate is unavailable or unascertainable).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Laws” is defined in Section 5.20.
“Applicable Margin” means the applicable margin set forth in the pricing schedule contained in Exhibit G used in calculating the interest rate applicable to the various Types and Tranches of Advances, subject to the conditions set forth in Exhibit G with respect to the effective date of changes in such applicable margins.
“Approved Bank” means any bank, finance company, insurance company or other financial institution (a) which has (i)(x) a minimum net worth of $500,000,000 and/or (y) total assets of $10,000,000,000, and (ii) a minimum long-term debt rating of (x) BBB+ or higher by S&P, and (y) Baa1 or higher by Moody’s, or (b) which is approved by the Administrative Agent, which approval shall not be unreasonably withheld.
“Arrangers” means, collectively, Wells Fargo Securities, LLC, U.S. Bank National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliate (in respect of the Tranche A-1) and PNC Capital Markets, LLC (in respect of the Tranche A-2) in their capacities as joint lead arrangers.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Authorized Officer” means any of the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Vice President and Chief Financial Officer, Vice President, Controller and Chief Accounting Officer or Executive Vice President and General Counsel of Borrower, acting singly.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means the Bankruptcy Code of the United States of America, as amended from time to time.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” means InvenTrust Properties Corp., a corporation organized under the laws of the State of Maryland, and its permitted successors and assigns.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” is defined in Section 2.8.
“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities.
“Capital Reserves” means for any period of four (4) consecutive fiscal quarters, an amount equal to $0.15 per square foot.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.
“Capitalization Rate” means 6.75%.
“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalents” means, as of any date:
(i)    securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;
(ii)    mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;
(iii)    certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;
(iv)    certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;
(v)    bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
(vi)    repurchase agreements issued by an entity rated not less than A‑1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;
(vii)    short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and
(viii)    commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.
“Change in Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Borrower’s Capital Stock representing more than twenty-five percent (25%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; provided however, that Persons acquiring Capital Stock of Borrower from Borrower in connection with an acquisition or other transaction with Borrower, without any agreement among such Persons to act together to hold, dispose of, or vote such shares following the acquisition of such shares, shall not be considered a “group” for purposes of this clause (i); or (ii) any change in the majority of the Board of Directors or Board of Trustees of Borrower during any twelve (12) month period, excluding any new directors or trustees whose election by such Board or whose nomination for election by the holders of Borrower’s Capital Stock was approved by a vote of a majority of the directors or trustees then still in office who were either directors or trustees at the beginning of such period or whose election or nomination for election was previously so approved and excluding any change in directors or trustees resulting from (w) the retirement/resignation of any director or trustee as a result of age, illness or compliance with any written policy of Borrower requiring retirement/resignation from the Board upon reaching the retirement age specified in such policy or in connection with Borrower’s majority voting policy, (x) the death or disability of any director or trustee, or (y) satisfaction of any requirement for the majority of the members of the board of directors or trustees of Borrower to qualify under applicable law as independent directors or trustees or (z) the replacement of any director or trustee who is an officer or employee of Borrower or an affiliate of Borrower with any other officer or employee of Borrower or an affiliate of Borrower.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commitment” means, for each Lender, such Lender’s Tranche A-1 Term Loan Commitment and/or the Tranche A-2 Term Loan Commitment, as applicable.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Debt Service” means, for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness taken into account in calculating Consolidated Interest Expense which were required to be made during such period (excluding optional or balloon payments) plus (c) a percentage of scheduled principal payments by any Investment Affiliate on Indebtedness of such Investment Affiliate taken into account in calculating Consolidated Interest Expense which were required to be made during such period (excluding optional or balloon payments), equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.
“Consolidated Group” means the Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.
“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total economic ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the percentage of the total then-current value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.
“Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to that portion of Consolidated Outstanding Indebtedness during such period incurred by members of the Consolidated Group plus (b) the applicable Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of each Investment Affiliate, for such period attributable to Indebtedness of such Investment Affiliate, whether recourse or non-recourse, provided that Consolidated Interest Expense shall exclude (i) interest expense on construction loans during such period to the extent such interest expense was paid from an interest reserve established under such construction loan, (ii) non-cash components of interest expense (including but not limited to, the amortization of financing costs and debt premiums), (iii) nonrecurring prepayment premiums or penalties and (iv) the interest component of any Capitalized Lease Obligations.
“Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Total Asset Value as of such date minus (b) Consolidated Outstanding Indebtedness as of such date.
“Consolidated NOI” means, as of any date, without duplication, the aggregate Net Operating Income for the most recent four (4) fiscal quarters for which financial results of Borrower has been reported from all Projects owned by the Consolidated Group at the end of such fiscal quarter.
“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse), plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate outstanding on such date other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.9.
“Co-Syndication Agent” shall mean any of the Tranche A-1 Co-Syndication Agents or the Tranche A-2 Co-Syndication Agents, each acting in its capacity as co-syndication agent hereunder and not in its capacity as a Lender.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event described in Article VII.
“Defaulting Lender” means, subject to Section 10.14, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender‘s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become subject to a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.14) upon delivery of written notice of such determination to the Borrower and each Lender.
“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.11 which shall mean that (i) each LIBOR Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 4% per annum and (ii) each Floating Rate Advance or other amount due hereunder shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to Floating Rate Advances plus 4% per annum.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.
“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions Laws and Regulations; (c) in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.
“Development Projects” means, as of any date, all Projects then under development and all land scheduled to commence development within twelve (12) months, provided that a Project shall no longer be included in Development Projects (and therefore shall be valued based on its Net Operating Income) upon the earlier of (i) the expiration of the third full fiscal quarter after substantial completion (which shall mean the receipt of a temporary certificate of occupancy or a final certificate of occupancy) of such Project and (ii) the last day of the first full fiscal quarter in which the Consolidated NOI attributable to such Project divided by the applicable Capitalization Rate exceeds the book value in accordance with GAAP of such Project at the time it was placed into service.
“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit K hereto to be executed and delivered by the Borrower pursuant to Section 2.21, as the same may be amended, restated, supplemented or otherwise modified from time to time with the prior written approval of the Administrative Agent.
“Dividend Payout Ratio” means, for any given period of time for any Person, the ratio of (a) an amount equal to (i) 100% of all dividends or other distributions, direct or indirect, on account of any equity interest of such Person (except for special cash dividends or distributions payable solely in additional equity interests of the same class) during such period, less (ii) any amount of such dividends or distributions constituting Dividend Reinvestment Proceeds, to (b) Funds From Operations of such Person for such period.
“Dividend Reinvestment Proceeds” means all dividends or other distributions, direct or indirect, on account of any equity interest of any Person which any holder(s) of such equity interest directs to be used, concurrently with the making of such dividend or distribution, for the purpose of purchasing for the account of such holder(s) additional equity interests in such Person or its subsidiaries.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Ground Lease” means an unsubordinated ground lease as to which no default has occurred and is continuing beyond the expiration of any applicable grace or cure period containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the date the applicable Project was added to the Unencumbered Pool; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so and (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease.
“Eligible Unencumbered Property” means any stabilized commercial property located in the United States which, as of any date of determination, (a) is wholly owned by the Borrower or a Wholly-Owned Subsidiary, in fee simple or pursuant to an Eligible Ground Lease, (b) is a retail project, (c) is not subject to any Liens securing Indebtedness or any other Liens (other than Permitted Liens) or claims (including restrictions on transferability or assignability) of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any such Wholly-Owned Subsidiary), (d) is not subject to any agreement which prohibits or limits the ability of the Borrower or any such Wholly-Owned Subsidiary to create, incur, assume or suffer to exist any Lien thereon or upon the Capital Stock of any such Wholly-Owned Subsidiary in violation of Section 6.20, (e) is not subject to any agreement which entitles any Person to the benefit of any Lien (other than Liens in favor of Lenders and other Permitted Liens) thereon or upon the Capital Stock of any such Wholly-Owned Subsidiary or would entitle any Person to the benefit of any Lien thereon or on such Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), and (f) is not the subject of any material environmental, title or structural issue, as evidenced by a certification of the Borrower. No such commercial property owned by a Wholly-Owned Subsidiary shall be deemed to be an Eligible Unencumbered Property unless (i) all Capital Stock of each entity in the chain of ownership between such Wholly-Owned Subsidiary and Borrower is not subject to any of the matters described in clauses (c), (d) or (e) of the preceding sentence, (ii) no bankruptcy or insolvency has occurred and is continuing with respect to such Wholly-Owned Subsidiary or any entity in the chain of ownership between such Wholly-Owned Subsidiary and Borrower, (iii) such Wholly‑Owned Subsidiary has no Indebtedness (other than in favor of the Lenders) and (iv) no such entity in the chain of ownership between such Wholly-Owned Subsidiary and Borrower has Indebtedness other than Secured Indebtedness or Guarantee Obligations relating solely to Secured Indebtedness of such entity’s other direct or indirect Subsidiaries. Notwithstanding the foregoing, the Required Lenders may, in their sole discretion, elect to approve the addition of any Project which does not meet all of the criteria set forth in the first sentence of this definition as an Eligible Unencumbered Property despite such failure.
“Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right to Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Excluded Subsidiary” means, a Subsidiary which (A) owns Projects subject to Indebtedness and the terms of the loan documents for such Indebtedness preclude such Subsidiary from entering into the Subsidiary Guaranty, or (B) is an entity which (x) owns no Properties or (y) owns only direct or indirect interests in Projects that are not Unencumbered Properties, so long as the assets owned by the entities subject to this clause (B) in the aggregate, constitute less than 5% of Total Asset Value. For the avoidance of doubt, as of the Agreement Effective Date, each of IA Sacramento Development VP, L.L.C., IA Sacramento Rail, L.L.C., IA Sacramento Holdings, L.L.C., Mainline Holdings, Inc. and Downtown Railyard Venture, L.L.C. shall be Excluded Subsidiaries.
“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee by such Subsidiary Guarantor of such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(f) and (d) any withholding Taxes imposed under FATCA.
“Excluded Tenants” means, as of any date, any tenant leasing more than 25,000 square feet of gross leasable area at one of the Projects that is subject to a voluntary or involuntary petition for relief under any federal or state bankruptcy codes or insolvency law unless such tenant’s lease obligations are guaranteed by an entity whose then current long-term, unsecured debt obligations are rated BBB- or above by S&P or Baa3 or above by Moody’s.
“Executive Order” is defined in Section 5.20.
“Facility” is defined in Section 2.1.
“Facility Amount” means the Tranche A-1 Facility Amount and/or the Tranche A-2 Facility Amount, as applicable.
“Facility Termination Date” means (x) with respect to the Tranche A-1 Term Loans, December 21, 2023, and (y) with respect to the Tranche A-2 Term Loans, June 21, 2024.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Agreement Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement treaty or convention among Governmental Authorities and implementing such sections of the Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement for any applicable Loan or portion thereof that has not been identified by the Borrower to the Administrative Agent in writing as being subject to a Swap Contract that provides a hedge against interest rate risk.
“Fee Letter” is defined in Section 2.6.
“Final Loan Availability Date” means the first anniversary of the Agreement Effective Date.
“Fixed Charge Coverage Ratio” means, (i) Adjusted EBITDA divided by (ii) the sum of (A) Consolidated Debt Service for the most recent four (4) fiscal quarters for which financial results have been reported, plus (B) all Preferred Dividends, if any, payable with respect to such four (4) fiscal quarters.
“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or ABR Applicable Margin changes.
“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.
“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Funds From Operations” means, for a given period, an amount equal to the net income (or loss) of Borrower for such period, computed in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of assets, impairment and other non-cash charges, plus acquisition fees, prepayment or defeasance costs and real estate depreciation and amortization, and after adjustments for unconsolidated affiliates.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.
“Guarantee Obligation” means, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (exclusive of contractual indemnities and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified) (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or guarantees by the Borrower of liabilities under any interest rate lock agreement utilized to facilitate Indebtedness of another member of the Consolidated Group or an Investment Affiliate. The amount of any Guarantee Obligation shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of Borrower. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Guarantee Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Guarantee Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person, the amount of the guaranty shall be deemed to be 100% thereof except in circumstances where such other Person has pledged cash or Cash Equivalents to secure all or any part of such other Person’s guaranteed obligations, in which case the amount of such guaranty shall be reduced by the amount of such cash or Cash Equivalents, and (ii) in the case of a guaranty by a Person (whether or not joint and several) of an obligation which also constitutes Indebtedness of such Person, the amount of such guaranty shall be deemed to be only the guaranteed amount in excess of such Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, Guarantee Obligations shall be deemed not to include guarantees of unused commitments or of the repayment of construction loans to the extent that the proceeds thereunder have not yet been drawn. All matters constituting “Guarantee Obligations” shall be calculated without duplication.
“Incremental Term Loan” is defined in Section 2.22(b).
“Indebtedness” means, of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person (excluding in any calculation of Indebtedness of the Consolidated Group, any Indebtedness of one member of the Consolidated Group owing to another member of the Consolidated Group, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities and accounts payable incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP (excluding premiums or discounts on debt), (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person, contingent or otherwise, in respect of bankers’ acceptances, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit, (h) Swap Termination Value, to the extent the obligations under the associated Swap Contract constitutes indebtedness for purposes of GAAP, and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. Notwithstanding the foregoing, Indebtedness shall not include prepaid rents or security deposits, tax liabilities not yet payable, or dividends or distributions declared but not yet paid.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Subsidiary Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or a direct or indirect parent company of a Defaulting Lender, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates.
“Interest Period” means with respect to each LIBOR Rate Loan or Advance, each period commencing on the date such LIBOR Rate Loan or Advance is made, or in the case of the continuation of a LIBOR Rate Loan or Advance the last day of the preceding Interest Period for such Loan or Advance, and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Facility Termination Date for the applicable Loan, such Interest Period shall end on such Facility Termination Date and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.
“Investment Affiliate” means any subsidiary or joint venture of any member of the Consolidated Group, in which the Consolidated Group, directly or indirectly, has a ten percent (10%) or greater ownership interest and whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group, but excluding in all events Concord Debt Holdings LLC (“Concord”) and CDH CDO LLC (formerly treated as a part of Concord).
“Investment Grade Rating” means a rating of BBB- or better from S&P and Baa3 from Moody’s.
“Lenders” means the lending institutions listed on the signature pages of the Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to the Agreement.
“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.
"Leverage Based Pricing Schedule" is defined in Exhibit G.
“Leverage Ratio” means the percentage obtained by dividing Consolidated Outstanding Indebtedness by Total Asset Value.
“LIBOR Applicable Margin” means, as of any date, the Applicable Margin used to determine the LIBOR Rate as determined from time to time in accordance with the definition of “Applicable Margin”.
“LIBOR Base Rate” means, with respect to any LIBOR Rate Loan or Advance for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in U.S. dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans or Advances is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America); provided that if as so determined the LIBOR Base Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement for any applicable Loan or Advance or portion thereof that has not been identified by the Borrower to the Administrative Agent in writing as being subject to a Swap Contract that provides a hedge against interest rate risk. If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the LIBOR Base Rate shall be determined in accordance with Section 3.3 Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in the LIBOR Base Rate on the date on which such change in such maximum rate becomes effective.
“LIBOR Market Index Rate” means, for any day, the LIBOR Base Rate as of that day that would be applicable for a LIBOR Loan or Advance having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR Base Rate”), or if such day is not a Business Day, the immediately preceding Business Day. The LIBOR Market Index Rate shall be determined on a daily basis.
“LIBOR Rate” means, for any Interest Period, the sum of (A) the LIBOR Base Rate applicable thereto and (B) the LIBOR Applicable Margin in effect from time to time during such Interest Period, changing when and as the LIBOR Applicable Margin changes.
“LIBOR Rate Advance” means an Advance which bears interest at a LIBOR Rate.
“LIBOR Rate Loan” means a Loan which bears interest at a LIBOR Rate.
“Lien” means any lien (statutory or other), mortgage, pledge, negative pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means, with respect to a Lender, such Lender’s portion of any Advance.
“Loan Documents” means the Agreement, the Notes, the Subsidiary Guaranty and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.
“Loan Parties” means the Borrower and the Subsidiary Guarantors.
“Majority in Interest” means, when used in reference to Lenders of any Tranche as of any date, (a) in the case of Lenders holding Tranche A-1 Term Loan Commitments, Lenders holding Tranche A-1 Term Loan Commitments representing more than 50% of all Tranche A-1 Term Loan Commitments outstanding at such time (or, if the applicable Tranche A-1 Term Loan Commitments have been terminated or reduced to zero, Lenders holding Tranche A-1 Term Loans representing more than 50% of all Tranche A-1 Term Loans outstanding at such time), and (ii) in the case of Lenders holding Tranche A-2 Term Loan Commitments, Lenders holding Tranche A-2 Term Loan Commitments representing more than 50% of all Tranche A-2 Term Loan Commitments outstanding at such time (or, if the applicable Tranche A-2 Term Loan Commitments have been terminated or reduced to zero, Lenders holding Tranche A-2 Term Loans representing more than 50% of all Tranche A-2 Term Loans outstanding at such time).
“Management Fees” means, with respect to each Project for any period, an amount equal to the greater of (a) actual management fees payable with respect thereto and (b) three percent (3%) (or in the case of triple net leased Projects, two percent (2.0%)) per annum on the aggregate base rent and percentage rent due and payable under leases at such Project.
“Marketable Securities” means investments in Capital Stock or debt securities issued by any Person (other than an Investment Affiliate) which are publicly traded on a national exchange, excluding Cash Equivalents. The value of any such assets, for purposes hereof and as of any date, shall be the market value of such Marketable Securities.
“Material Acquisition” means any transaction, or series of related transactions consummated in the same fiscal quarter, for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more of the Borrower or any Subsidiary in which the gross purchase price of the assets acquired is equal to or in excess of 15% of the Total Asset Value (without giving effect to such acquisition) of the Borrower as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are publicly available.
“Material Adverse Effect” means a material adverse effect on (i) the financial condition or business of the Borrower and the Consolidated Group taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents in all material respects, or (iii) the validity or enforceability of any of the Loan Documents.
“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, but excluding substances of kinds and amounts ordinarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations or as inventory of tenants and otherwise in compliance with all Environmental Laws.
“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage Note Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness and which has been designated by the Borrower as a “Mortgage Note Receivable” in its most recent compliance certificate.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that such term shall not include any covenant, condition or restriction contained in any ground lease from a Governmental Authority (provided that the foregoing limitation shall not in any way waive or modify any of the conditions for qualification of a ground lease as an “Eligible Ground Lease” under the definition of such term).
“Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period; minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of ground rent, real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower, any interest expense or other debt service charges, any amortization related to above and below market leases, any straight-lining of rents under GAAP, impairment charges and any non-cash charges such as depreciation or amortization of financing costs.
“Non-Consenting Lender” is defined in Section 2.19(b).
“Non-Core Properties” means properties that are not retail.
“Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness for which the liability of such Person (except for liability for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate, including, without limitation, provisions converting such Indebtedness to recourse in connection with certain bankruptcy filings, transfer violations or other defaults (any such liability being referred to as “Non-Recourse Carveouts”)) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of law.
“Note” means a promissory note, in substantially the form of Exhibit I hereto duly executed by the Borrower and payable to the order of a Lender in the amount of its applicable Commitment, including any amendment, modification, renewal or replacement of such promissory note.
“Notice of Assignment” is defined in Section 12.3(b).
“Obligations” means the Advances and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents, provided, however, that the definition of ‘Obligations’ shall not create any guarantee by any Subsidiary Guarantor of any Excluded Swap Obligations of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor.
“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.
“Original Credit Agreement” is defined in the Recitals hereto.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Facility Amount” means, at any time, the sum of all then outstanding Advances under the applicable Tranche.
“Participant Register” is defined in Section 12.2.3.
“Participants” is defined in Section 12.2.1.
“Payment Date” means, with respect to the payment of interest accrued on any Advance, the first day of each calendar month.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Percentage” means, as of any date for each Lender, the percentage of the applicable Aggregate Commitment which is represented by such Lender’s applicable Commitment, or if all of the applicable Commitments have been terminated, the percentage of the total applicable Outstanding Facility Amount which is represented by such Lender’s outstanding Loans.
“Permitted Investments” are defined in Section 6.19.
“Permitted Liens” means (a) Liens for taxes, assessments or governmental charges or levies on a Project if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books; (b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books and there is no risk of loss, forfeiture, or sale of any interest in a Project during the pending of such proceeding; (c) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (d) Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material and adverse way affect the marketability of the same or materially and adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries; (e) the rights of tenants under leases or subleases at a Project not interfering with the ordinary conduct of business of the owner of such Project; (f) Liens securing judgments that do not otherwise give rise to a Default or Unmatured Default; (g) utility deposits and other deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (h) Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount), provided that (l) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ll) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (lll) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to a Default or Unmatured Default, and (i) Liens, if any, securing the Indebtedness and other obligations incurred by Borrower pursuant to this Agreement or pursuant to the Revolving Credit Agreement.
“Person” means any natural person, corporation, limited liability company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Assets” means the assets of an employee benefit plan within the meaning of 29 C.F.R. 2510.3-101.
“Preferred Dividends” means, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Prohibited Person” is defined in Section 5.20(b).
“Project” means any real estate asset located in the United States owned by the Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated as a retail property or another commercial property allowable under the Permitted Investments definition.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Purchasers” is defined in Section 12.3(a).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as such an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
"Ratings Based Pricing Schedule" is defined in Exhibit G.
“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group for borrowed money with respect to which the liability of the obligor for payment is not limited to the obligor’s interest in specified assets securing such Indebtedness (either contractually or by virtue of the fact that such obligor owns no material assets other than those securing such Indebtedness), provided, however, that the existence of personal recourse of such obligor or others for any such Indebtedness on account of Non-Recourse Carveouts shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness. For purposes of the foregoing and for the avoidance of doubt, (a) if the Indebtedness is partially guaranteed then the portion of such Indebtedness that is not so guaranteed shall still not constitute Recourse Indebtedness if it otherwise satisfies the requirements in this definition, (b) if the liability of a guarantor under any such guaranty is itself limited solely to specific assets of such guarantor then such Indebtedness shall only constitute Recourse Indebtedness by virtue of such guaranty to the extent of then-current value of such specified assets of such guarantor and (c) if such obligor is acting as a guarantor of Indebtedness for purposes of minimizing taxes on the creation of the deed of trust or mortgage securing such Indebtedness and such obligor’s liability does not exceed the value of the assets securing such Indebtedness then such obligor’s guarantee obligations shall not constitute Recourse Indebtedness.
“Recipient” means the Administrative Agent and any Lender.
“Register” is defined in Section 12.3(c).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the aggregate unpaid principal amount of the outstanding Advances, provided that, (i) the Commitments and Advances held by any then-current Defaulting Lender shall be subtracted from the Aggregate Commitment and the outstanding Advances solely for the purpose of calculating the Required Lenders at such time and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Required Lenders” shall in no event mean fewer than two Lenders.
“Reserve Requirement” means, with respect to a LIBOR Rate Loan and Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.
“Revolving Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of December 21, 2018, by and among Borrower, KeyBank National Association, as administrative agent, and the other financial institutions from time to time party thereto as lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Sacramento Project” means the Project known as The Railyards, located in the City of Sacramento, County of Sacramento, State of California which originally consisted of approximately 205 acres.
“Sanctions Laws and Regulations” means any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury.
“Secured Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group which is secured by a Lien on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
“S&P” means Standard & Poor’s Ratings Group and its successors.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries; provided, however, that, with respect to the Borrower, “Subsidiary” shall include all Persons which are required to be consolidated with the Borrower in accordance with GAAP. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Subsidiary Guarantor” means, as of any date, each Subsidiary of the Borrower which is then a party to the Subsidiary Guaranty pursuant to Section 6.21.
“Subsidiary Guaranty” means the guaranty to be executed and delivered by those Subsidiaries of the Borrower which are required to be Subsidiary Guarantors as of the Agreement Effective Date, substantially in the form of Exhibit D attached to this Agreement, as the same may be amended, supplemented or otherwise modified from time to time pursuant to Section 6.21, including any joinders executed by additional Subsidiaries required to become Subsidiary Guarantors from time to time hereunder.
“Substantial Portion” means, with respect to any Property of the Borrower or its Subsidiaries, Property which represents more than 10% of then-current Total Asset Value.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Availability Period” means the period commencing on the Agreement Effective Date to and including the Final Loan Availability Date.
“Total Asset Value” means, as of any date of determination, (i) the Consolidated NOI attributable to Projects then owned by the Borrower or a member of the Consolidated Group (excluding 100% of the Consolidated NOI attributable to Projects not so owned for the prior four fiscal quarters for which Consolidated NOI is calculated) divided by the Capitalization Rate for each property type applied to the portion of such Consolidated NOI attributable to such property type, plus (ii) 100% of the sum of (x) the price paid for any Projects then owned by the Borrower or a member of the Consolidated Group and first acquired by the Borrower or a member of the Consolidated Group on or after the first day of the most recent four prior fiscal quarters of the Borrower for which financial results have been reported and (y) the cost of capital expenditures actually incurred in connection with such Projects, plus (iii) cash, Cash Equivalents (including cash or Cash Equivalents held in restricted Section 1031 accounts under the sole control of any member of the Consolidated Group) and Marketable Securities owned by the Consolidated Group as of the end of the most recent fiscal quarter of the Borrower for which financial results have been reported, plus (iv) Unimproved Land, Development Projects and Mortgage Note Receivables in each case, to the extent owned by the Consolidated Group as of the end of the most recent fiscal quarter of the Borrower for which financial results have been reported (with each such asset valued at undepreciated GAAP book value, after taking into account any impairments), plus (v) the applicable Consolidated Group Pro Rata Share of (A) Net Operating Income for the most recent four fiscal quarters of the Borrower for which financial results have been reported attributable to any Projects then owned by an Investment Affiliate (excluding Net Operating Income attributable to Projects not so owned for such entire prior four fiscal quarters) divided by (B) the applicable Capitalization Rate, plus (vi) the Consolidated Group Pro Rata Share of the price paid for any Projects then owned by an Investment Affiliate and first acquired by an Investment Affiliate on or after the first day of such period of four prior fiscal quarters plus (vii) the Consolidated Group Pro Rata Share of cash, Cash Equivalents and Marketable Securities owned by Investment Affiliates as of the end of such most recent fiscal quarter plus (viii) the applicable Consolidated Group Pro Rata Shares of Unimproved Land, Development Projects and Mortgage Note Receivables owned by Investment Affiliates as of the end of such most recent fiscal quarter (with each such asset valued at undepreciated GAAP book value, after taking into account any impairments).
“Tranche” means the Tranche A-1 or the Tranche A-2, as the case may be, and “Tranches” means both collectively. “Tranche A-1” has the meaning specified in Section 2.1.
“Tranche A-1 Facility Amount” means, at any time, the sum of all then outstanding Tranche A-1 Term Loans.
“Tranche A-1 Co-Syndication Agent” has the meaning specified in the recitals.
“Tranche A-1 Term Loan” has the meaning specified in Section 2.1.
“Tranche A-1 Term Loan Commitment” means, with respect to each Lender, the obligation to make a Tranche A-1 Term Loan in the principal amount set forth on Schedule 1, or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(b), as such amount may be modified from time to time pursuant to the terms hereof.
“Tranche A-2” has the meaning specified in Section 2.1.
“Tranche A-2 Facility Amount” means, at any time, the sum of all then outstanding Tranche A-2 Term Loans.
“Tranche A-2 Co-Syndication Agent” has the meaning specified in the recitals.
“Tranche A-2 Term Loan” has the meaning specified in Section 2.1.
“Tranche A-2 Term Loan Commitment” means, with respect to each Lender, the obligation to make a Tranche A-2 Term Loan in the principal amount set forth on Schedule 2, or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(b), as such amount may be modified from time to time pursuant to the terms hereof.
“Transferee” is defined in Section 12.4.
“Type” means, with respect to any Advance, its nature as either a Floating Rate Advance or LIBOR Rate Advance.
“Unencumbered Pool” means the Unencumbered Properties.
“Unencumbered Pool NOI” means, as of any date of determination, the sum of (a) the aggregate Net Operating Income for the most recent four (4) full fiscal quarters for which financial results of Borrower have been reported attributable to Unencumbered Properties owned by the Borrower or a Subsidiary Guarantor for the entirety of such period, as adjusted by deducting therefrom any income attributable to Excluded Tenants plus, (b) in the case of any Unencumbered Property that was owned by the Borrower or a Subsidiary Guarantor as of the last day of such most recent period of four (4) fiscal quarters, but not so owned for the full period, the amount of Net Operating Income that would have been earned if such Unencumbered Property had been so owned for such period of four (4) full fiscal quarters, as established by Borrower and reasonably approved by the Administrative Agent on behalf of the Lenders, plus (c) in the case of any Unencumbered Property owned by the Borrower or a Subsidiary Guarantor as of such date of determination, but not so owned as of the last day of such most recent period of four (4) fiscal quarters, the amount of Net Operating Income that would have been earned if such Unencumbered Property had been so owned for such period of four (4) full fiscal quarters, as established by Borrower and reasonably approved by the Administrative Agent on behalf of the Lenders.
“Unencumbered Pool Value” means, as of any date of determination, (a) the aggregate Adjusted Unencumbered NOI attributable to Unencumbered Properties included in the Unencumbered Pool as of such determination date and also owned for the entirety of the most recent four (4) consecutive fiscal quarters for which financial results of Borrower have been reported (provided that the contribution to Adjusted Unencumbered Pool NOI on account of any Unencumbered Property shall not in any event be a negative number) divided by the Capitalization Rate, plus (b) the aggregate acquisition cost of all Unencumbered Properties included in the Unencumbered Pool as of such determination date but not so owned for such period of four (4) consecutive entire fiscal quarters. For purposes of this definition, to the extent that the aggregate amount included in Unencumbered Pool Value on account of any of the following categories: a) a single Project; b) Projects leased to any single tenant; c) Projects leased to a single tenant with a remaining lease term of less than five (5) years; or d) properties subject to a ground lease; would exceed twenty percent (20%) of Unencumbered Pool Value, the amount in excess of twenty percent (20%) of Unencumbered Pool Value attributable to such category shall be disregarded in the calculation of Unencumbered Pool Value.
“Unencumbered Property” or “Unencumbered Properties” means any Eligible Unencumbered Property, as of the Agreement Effective Date, or any Eligible Unencumbered Property subsequently added to the Unencumbered Pool.
“Unencumbered Property Due Diligence” means such information regarding a proposed Unencumbered Property as the Administrative Agent may reasonably request to confirm that it meets the requirements of an Eligible Unencumbered Property, including, but not limited to, if applicable; rent roll, operating statements, and leases.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.
“Unimproved Land” means as of any date, land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the twelve (12) months after such date.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person for borrowed money that does not constitute Secured Indebtedness or Guarantee Obligations. Notwithstanding the foregoing, Unsecured Indebtedness shall include Recourse Indebtedness that is secured solely by ownership interests in another Person that owns a Project which is encumbered by a mortgage securing Indebtedness.
"Unsecured Interest Coverage Ratio" means, (i) Adjusted Unencumbered NOI divided by (ii) Unsecured Interest Expense.
“Unsecured Interest Expense” means, as of any date of determination, the greater of

(i) that portion of Consolidated Interest Expense attributable to Unsecured Indebtedness for the most recent two (2) fiscal quarters of the Consolidated Group for which financial results have been reported, annualized, and (ii) an amount equal to five and one-half percent (5.5%) of the aggregate Unsecured Indebtedness of the Consolidated Group outstanding as of such date.
“Unsecured Leverage Ratio” means, as of any date of determination, the percentage obtained by dividing (i) Unsecured Indebtedness of the Consolidated Group outstanding as of such date by (ii) Unencumbered Pool Value.
“Unused Fee” is defined in Section 2.5.
“Unused Fee Commencement Date” is defined in Section 2.5.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning given to such term in Section 3.5(e)(ii)(B)(III).
“Wholly-Owned Subsidiary” of a Person means, as of any date, any Subsidiary of such Person 100% of the equity securities or other equity ownership interests of which (other than in the case of a corporation, directors’ qualifying shares, or, in the case of any entity qualifying or desiring to qualify as a real estate investment trust, so-called “accommodation” shareholders) are at such time directly or indirectly owned by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II.

THE CREDIT
2.1.    Generally. Subject to the terms and conditions of this Agreement, (A) each Lender identified on Schedule 1 severally agrees to make Advances through the Administrative Agent to Borrower during the Term Loan Availability Period in an aggregate amount not to exceed its Tranche A-1 Term Loan Commitment (such Advances, the “Tranche A-1 Term Loans” and the portion of the Facility relating thereto being the “Tranche A-1”), and (B) each Lender identified on Schedule 2 severally agrees to make Advances through the Administrative Agent to Borrower during the Term Loan Availability Period in an aggregate amount not to exceed its Tranche A-2 Term Loan Commitment (such Advances, the “Tranche A-2 Term Loans” and the portion of the Facility relating thereto being the “Tranche A-2”). Amounts repaid or prepaid in respect of the Advances may not be reborrowed. Unused Commitments shall terminate at 4:00 p.m. (New York time) on the Final Loan Availability Date.
The Advances may be ratable Floating Rate Advances or ratable LIBOR Rate Advances. This facility (“Facility”) is a term loan credit facility. Each Lender shall fund its applicable Percentage of each Advance and no Lender will be required to fund any amounts which would exceed such Lender’s then-current unused Commitment for the applicable Tranche.
The initial Advances of the Tranche A-1 Term Loan shall be $226,000,000 and the Tranche A-2 Term Loan shall be $126,000,000 and the remaining Tranche A-1 Term Loan Commitment of $24,000,000 and Tranche A-2 Term Loan Commitment of $24,000,000 may be drawn in increments of $10,000,000 (with a concurrent draw of a Tranche A-1 Term Loan and Tranche A-2 Term Loan constituting a single drawing for purposes of satisfying such minimum requirement), in up to five (5) draws (in addition to the initial Advance) by Borrower’s (x) delivery of Borrowing Notice to Administrative Agent and (y) satisfaction of each of the applicable conditions to an Advance set forth in Section 4.1 and/or Section 4.2; provided, however, that, the final Advance may be in an amount less than $10,000,000 if it is in the amount of the unused Aggregate Commitments.
2.2.    Ratable Advances. Each Advance hereunder shall consist of Loans made from the several Lenders ratably based on each Lender’s applicable Percentage and Advances shall be made ratably between Tranches unless otherwise directed by the Borrower pursuant to the applicable Borrowing Notice. The ratable Advances may be Floating Rate Advances, LIBOR Rate Advances or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9. Upon a Lender funding all or any portion of its applicable Commitment, such Commitment of such Lender shall terminate by the amount so funded.
2.3.    Periodic Principal Payments.
(a)    Optional Prepayments. The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent, prepay the Advances, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Rate Advances, Floating Rate Advances or a combination thereof, and if a combination thereof, the amount allocable to each; provided, however, that (i) any partial prepayment under this Subsection shall be in an amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof; and (ii) any LIBOR Rate Advance prepaid on any day other than the last day of the applicable Interest Period must be accompanied by any amounts payable pursuant to Section 3.4. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 3.4.
(b)    Mandatory Prepayments. Mandatory partial principal payments shall be due from time to time if, due to any reduction in the Unencumbered Pool Value or in the Adjusted Unencumbered NOI, whether by an Unencumbered Property failing to continue to satisfy the requirement for qualification as an Eligible Unencumbered Property or by a reduction in the Unencumbered Pool Value or the Adjusted Unencumbered NOI attributable to any Unencumbered Property, the applicable Outstanding Facility Amount shall be in excess of the maximum amount permitted under clauses (e) or (f) of Section 6.17. Such principal payments shall be in the amount needed to restore Borrower to compliance with such covenants. Such mandatory principal payments shall be due and payable (i) in the case of any such reduction arising from results reported in a quarterly financial statement of Borrower and related compliance certificate, ten (10) Business Days after delivery of such quarterly financial statement and compliance certificate under Section 6.1 evidencing such reduction or (ii) in all other cases, ten (10) Business Days after Borrower’s receipt of notice from the Administrative Agent of any such failure to continue to qualify as an Unencumbered Property or any such reduction in the amount contributed to the Adjusted Unencumbered NOI or Unencumbered Pool Value.
2.4.    Final Principal Payment. Any outstanding Advances and all other unpaid Obligations with respect to the Commitments and the Advances not required to be repaid earlier pursuant to the terms hereof shall be paid in full by the Borrower on the applicable Facility Termination Date.
2.5.    Unused Fee. Beginning on the date that is sixty (60) days after the Agreement Effective Date (the “Unused Fee Commencement Date”) and until the earlier of (i) the date that Advances of the applicable Aggregate Commitments have been fully funded, (ii) the Final Loan Availability Date and (iii) the date of any termination of the Aggregate Commitments in respect of any Tranche in their entirety, the Borrower agrees to pay to the Administrative Agent for the ratable account of the Lenders an Unused Fee (the “Unused Fee”) computed on a daily basis by multiplying the Percentage applicable to such day (as set forth on the Leverage Based Pricing Schedule or the Ratings Based Pricing Schedule, as applicable on such day), expressed as a per diem rate, times the actual daily amount by which the Aggregate Commitments in respect of such Tranche (excluding the Commitment of any Defaulting Lender) in effect on such day exceeds the outstanding amount of Advances in respect of such Tranche on such day. The Unused Fee shall be payable (i) quarterly in arrears on the last Business Day of each fiscal quarter (beginning with the first full fiscal quarter ending after the Unused Fee Commencement Date), (ii) with respect to any Tranche, on the date the final Advance under such Tranche is made hereunder and (iii) on the Final Loan Availability Date (or, if earlier, the date of any termination of the Aggregate Commitments in respect of such Tranche in their entirety). Following its receipt of any such Unused Fee, Administrative Agent shall promptly pay to each Lender (other than Defaulting Lenders) an amount equal to such Lender's applicable Percentage of the Unused Fee, based on such Lender's Commitments on such day. The Unused Fee shall be computed on a 360 day year, and actual days elapsed. The Borrower acknowledges that the Unused Fees payable hereunder are bona fide commitment fees and the intended and reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.
2.6.    Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent and Arrangers, as applicable, pursuant to the Borrower’s letter agreements with the Administrative Agent and the Arrangers (collectively, the “Fee Letters”).
2.7.    [Intentionally Deleted].
2.8.    Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each LIBOR Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit F hereto (i) not later than 1:00 p.m. New York time on the Business Day immediately preceding the Borrowing Date of each Floating Rate Advance, and (ii) not later than noon New York time, at least three (3) Business Days before the Borrowing Date for each LIBOR Rate Advance of:
(i)    the Borrowing Date, which shall be a Business Day, of such Advance,
(ii)    the aggregate amount of such Advance,
(iii)    the Type of Advance selected (and in the absence of any selection it shall be assumed that the Borrower has selected a LIBOR Rate Advance), and
(iv)    the Tranche in respect of which such Advance is requested,
(v)    in the case of each LIBOR Rate Advance, the Interest Period applicable thereto (and in the absence of any selection it shall be assumed that the Borrower has selected an Interest Period of one month).
Each applicable Lender shall make available its Loan or Loans, in funds immediately available in New York to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than (i) 11:00 a.m. (New York time), in the case of Floating Rate Advances which have been requested by a Borrowing Notice given to the Administrative Agent not later than 1:00 p.m. (New York time) on the Business Day immediately preceding such Borrowing Date, or (iii) noon (New York time) in the case of all other Advances. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the account specified by the Borrower in the Borrowing Notice. Any Advances of Incremental Term Loans hereunder shall be made in accordance with Section 2.22(b).
No Interest Period may end after the applicable Facility Termination Date, and, unless the Lenders otherwise agree in writing, in no event may there be more than six (6) different Interest Periods for LIBOR Rate Advances outstanding at any one time.
2.9.    Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into LIBOR Rate Advances. Each LIBOR Rate Advance shall continue as a LIBOR Rate Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Rate Advance shall be automatically converted as a LIBOR Rate Advance, but with an Interest Period of one month unless the Borrower shall have given the Administrative Agent an irrevocable notice (a “Conversion/Continuation Notice”) requesting that, at the end of such Interest Period, such LIBOR Rate Advance either continue as a LIBOR Rate Advance for the same or another Interest Period or be converted to an Advance of another Type. Notwithstanding the provision for automatic conversion in the foregoing sentence, if the effective date of any such automatic conversion is less than one month prior to the then-current Facility Termination Date, such LIBOR Rate Advance shall be automatically converted into a Floating Rate Advance. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that, if any conversion of any LIBOR Rate Advance shall be made on any day other than the last day of the Interest Period applicable thereto, the Borrower shall be obligated to pay the amounts, if any, payable pursuant to Section 3.4. The Borrower shall give the Administrative Agent a Conversion/Continuation Notice regarding each conversion of an Advance to a LIBOR Rate Advance or continuation of a LIBOR Rate Advance not later than 11:00 a.m. (New York time), at least three (3) Business Days, in the case of a conversion into or continuation of a LIBOR Rate Advance, prior to the date of the requested conversion or continuation, specifying:
(i)    the requested date which shall be a Business Day, of such conversion or continuation;
(ii)    the aggregate amount, Tranche and Type of the Advance which is to be converted or continued; and
(iii)    the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Advance, the duration of the Interest Period applicable thereto.
2.10.    Changes in Interest Rate, Etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Rate Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a LIBOR Rate Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each LIBOR Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the LIBOR Rate as applicable to such LIBOR Rate Advance.
2.11.    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Rate Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that the Default Rate shall apply; provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.
2.12.    Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent located in the continental United States specified in writing at least three (3) Business Days in advance by the Administrative Agent to the Borrower, by noon (New York time) on the date when due and shall be applied ratably by the Administrative Agent among the applicable Lenders. As provided elsewhere herein, all Lenders’ interests in the Advances and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (New York time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Rate from the date due until the date paid. None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations. Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to Obligations that are Excluded Swap Obligations.
2.13.    Notes; Notices. Any Lender may request that Loans made by it be evidenced by a Note, and each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on written notices made by any Authorized Officer and Borrower agrees to deliver promptly to the Administrative Agent such written notice. The Administrative Agent will at the request of the Borrower, from time to time, but not more often than monthly, provide notice of the amount of the outstanding Aggregate Commitment, the Type of Advance, and the applicable interest rate, if for a LIBOR Rate Advance. Upon a Lender’s furnishing to Borrower an affidavit and indemnity in form and substance reasonably acceptable to the Borrower, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.
2.14.    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety. Interest, Unused Fees, and all other fees shall be calculated for actual days elapsed on the basis of a 360‑day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (New York time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment. Interest and other amounts payable at the Default Rate shall be payable on demand.
2.15.    Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.16.    [Reserved].
2.17.    Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time; provided that such change does not increase the amounts payable by the Borrower under Article III. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice at least three (3) Business Days in advance to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.
2.18.    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one (1) Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.
2.19.    Replacement of Lenders under Certain Circumstances.
(a)    The Borrower shall be permitted to replace any Lender which (a) shall be owed amounts pursuant to Sections 3.1, 3.2 or 3.5, (b) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, (c) cannot maintain its LIBOR Rate Loans at a suitable Lending Installation pursuant to Section 3.3, or (d) is a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 3.4 if any LIBOR Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender or an Approved Bank, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (and no such replacement bank or financial institution shall be an Ineligible Institution), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
(b)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment or waiver that, pursuant to the terms of Section 8.2, requires the consent of such Lender and with respect to which the Required Lenders or a Majority in Interest, as applicable, have granted their consent, then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and, if not already a Lender or an Approved Bank, the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an assignment substantially in the form of Exhibit B and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 12.3, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation, payments due to such Non-Consenting Lender under Sections 3.2 and 3.5.
2.1.    Usury. This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.2.    Funds Transfer Disbursements. The Borrower hereby authorizes Administrative Agent to disburse the proceeds of any Advance made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.
2.3.    Termination or Increase in Commitments.
(a)    Borrower shall have the right, upon at least three (3) Business Days’ notice, to terminate or cancel, in whole or in part, any unused portion of the Aggregate Commitments, provided that each partial reduction shall be in a minimum amount of $1,000,000 or any whole multiple of $100,000 in excess thereof. Any partial termination of the Aggregate Commitment shall be applied to reduce each Lender’s applicable Commitment on a pro rata basis and shall be allocated ratably between Tranches (unless otherwise directed by the Borrower in writing to the Administrative Agent). Once terminated or reduced, the Aggregate Commitment may not be reinstated or increased thereafter.
(b)    Provided Borrower has not exercised any right to terminate or reduce the Aggregate Commitment and provided no Default or Unmatured Default has occurred and is then continuing, the Borrower shall also have the right from time to time to increase the Aggregate Commitment and to incur additional term loan Advances (collectively, “Incremental Term Loans”) in an aggregate amount not to exceed $400,000,000 by either adding new Approved Banks as Lenders to provide new Commitments or obtaining the agreement of one or more existing Lenders to increase their Commitments. Any such increase by existing Lenders shall be at the sole discretion of such Lenders and no Lender shall have any obligation to increase any of its Commitments. The Administrative Agent’s approval of any such new Lenders shall not be unreasonably withheld or delayed; provided, that no new Lender shall be an Ineligible Institution. On the effective date of any such increase, the Borrower shall pay to the Administrative Agent, and the Arrangers any amounts due to them under the Fee Letters (if any) on account of such increase in the Aggregate Commitment and shall pay to each new lender or then-existing Lender providing such additional Commitment the up-front fee agreed to by the Borrower in its commitment letter with such party. Such increases in the Aggregate Commitments shall be evidenced by the execution and delivery of an Amendment Regarding Increase in the form of Exhibit J attached hereto by the Borrower, the Administrative Agent and the new Lender or existing Lender providing such additional Commitment and related Incremental Term Loans, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. In addition, on or before the effective date of any such increase in the Aggregate Commitments, the Subsidiary Guarantors shall execute a consent to such increase ratifying and continuing their obligations under the Subsidiary Guaranty. Upon each such increase in the Aggregate Commitments prior to the Final Loan Availability Date, the related Incremental Term Loans shall be advanced in accordance with Sections 2.1 and 2.2 above (with any new Lender’s Commitment deemed added to Schedule 1 or Schedule 2, as applicable). Upon each such increase in the Aggregate Commitments on or after the Final Loan Availability Date, the related Incremental Term Loans shall be advanced in full on the effective date of such increase in the Aggregate Commitment. In no event shall the Aggregate Commitments exceed $800,000,000 without the approval of all of the Lenders. Any increase in the Aggregate Commitment made pursuant to this Section 2.22(b) shall be allocated between Tranches as mutually agreed to by the Borrower and the Administrative Agent. In connection with such increase in the Aggregate Commitments pursuant to this Section 2.22(b), any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Act.
2.1.    Applications of Moneys Received. All moneys collected or received by the Administrative Agent on account of the Facility directly or indirectly shall be applied in the following order of priority:
(i)    to the payment of all reasonable costs incurred in the collection of such moneys;
(ii)    to the reimbursement of any amounts due to the Lenders in accordance with Article III;
(iii)    to the payment of any Unused Fees then due, and to the payment of any fees to the Administrative Agent then due;
(iv)    to the payment of accrued and unpaid interest then due to the Lenders (other than Defaulting Lenders) under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents);
(v)    (a) in case the entire unpaid principal of the Loans shall not have become due and payable, (i) the whole amount received as interest then due to the Lenders (other than Defaulting Lenders) as their respective Percentages appear, and (ii) the whole amount, if any, received as principal (x) unless a Default has occurred and is then continuing, first to Floating Rate Advances in accordance with the Lenders’ respective Percentages, and second to LIBOR Rate Advances in accordance with the Lenders’ respective Percentages (in each case, ratably between Tranches (unless otherwise directed by the Borrower in writing to the Administrative Agent)) or (y) if a Default has occurred and is then continuing, on a pro rata basis to the Lenders as their respective Percentages appear, or (b) in case the entire unpaid principal of the Loans shall have become due and payable, as a result of a Default or otherwise, to the payment of the whole amount then due and payable on the Loans for principal, together with interest thereon at the Default Rate or the interest rate, as applicable, to the Lenders (other than Defaulting Lenders) as their respective Percentages appear (in each case, ratably between Tranches) until all Loans held by such Lenders and all interest thereon has been paid in full;
(vi)    To the payment of any other fees, reimbursement or indemnification obligations of Borrower then due to the Lenders (other than the Defaulting Lenders) under any Loan Documents, on a pro rata basis in accordance with the respective amounts due to such Lenders; and
(vii)    to the payment of any sums due to the Defaulting Lenders in accordance with their respective Percentages of such aggregate unpaid sums (provided that Administrative Agent shall have the right to set-off against such sums any amounts due from such Defaulting Lender).
ARTICLE III.

CHANGE IN CIRCUMSTANCES
3.1.    Yield Protection. Subject to the provisions of Section 3.6, if, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(a)    subjects any Lender or any applicable Lending Installation party hereto to any Taxes, or changes the basis of taxation of payments (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes) to any Lender in respect of its LIBOR Rate Loans, or
(b)    imposes or increases or makes applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than the Reserve Requirement and any other reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Advances), or
(c)    imposes any other condition the direct result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Rate Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its LIBOR Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Rate Loans, by a material amount, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its LIBOR Rate Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Rate Loans or Commitment, then, subject to the provisions of Section 3.6, Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.
3.2.    Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such Lender's capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk‑Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi‑governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change”, regardless of the date enacted, adopted or issued. “Risk‑Based Capital Guidelines” means (i) the risk‑based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.
3.3.    Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(a)    the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR Base Rate for such Interest Period, or
(b)    the Administrative Agent or the Required Lenders shall have reasonably and in good faith determined (which determination shall be conclusive and binding upon the Borrower) that LIBOR Base Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to any Lender of making or maintaining their affected Loans during such Interest Period, the Administrative Agent (at its own election or at the direction of the Required Lenders) shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made as Floating Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Rate Loans shall be continued as Floating Rate Loans and (z) any outstanding LIBOR Rate Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Floating Rate Loans. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent shall promptly do when the applicable condition no longer exists or when so directed by the Required Lenders), no further LIBOR Rate Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to LIBOR Rate Loans; provided, however, that the failure of the Administrative Agent to withdraw such notice promptly shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
If at any time the Borrower and the Administrative Agent determine in good faith that (i) the circumstances set forth in clause (a) or (b) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) or (b) have not arisen but the supervisor for the administrator of the LIBOR Base Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Base Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor in good faith to establish an alternate rate of interest to the LIBOR Base Rate that is generally accepted as the then prevailing market convention for determining a rate of interest (including the making of appropriate adjustments to such alternate rate and this Agreement (x) to preserve pricing in effect at the time of selection of such alternate rate and (y) other changes necessary to reflect the available interest periods for such alternate rate) for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 8.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date a copy of such amendment is provided to the Lenders pursuant to Section 3.3(b), a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (ii) of the first sentence of this paragraph, only to the extent the LIBOR Base Rate for such Interest Period is not available or published at such time on a current basis), (x) any request for the conversion of any Loan to, or continuation of any Loan as, a LIBOR Rate Loan shall be ineffective and (y) if any borrowing request requests a LIBOR Rate Loan, such LIBOR Rate Loan shall be made as a Floating Rate Loan.
3.4.    Funding Indemnification. If any payment of a LIBOR Rate Advance occurs on a date which is not the last day of the applicable LIBOR Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Rate Advance is not made on the date specified by Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (incurred or expected to be incurred) in liquidating or employing deposits acquired to fund or maintain the LIBOR Rate Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.
3.5.    Taxes.
(a)    All payments by the Borrower and the Subsidiary Guarantors hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or applicable Subsidiary Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Borrower and the Subsidiary Guarantors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    The Borrower and the Subsidiary Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.
(d)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower or a Subsidiary Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower and each Subsidiary Guarantor to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.
(e)    As soon as practicable after any payment of Taxes by the Borrower or any Subsidiary Guarantor to a Governmental Authority pursuant to this Section 3.5, Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN, or W-8BEN-E, as applicable; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W‑8BEN, or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.
(g)    Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.6.    Lender Statements; Survival of Indemnity. If any Lender becomes entitled to claim any additional amounts pursuant to Sections 3.1, 3.2 or 3.5, Borrower shall not be required to pay the same unless they are the result of requirements imposed generally on lenders similar to such Lender and not the result of some specific reserve or similar requirement imposed on such Lender as a result of such Lender’s special circumstances. If any Lender becomes entitled to claim any additional amounts pursuant to Sections 3.1, 3.2 or 3.5, such Lender shall provide Borrower with not less than thirty (30) days written notice (with a copy to the Administrative Agent) specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount; provided that Borrower is not required to compensate Lender pursuant to Sections 3.1, 3.2 or 3.5 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the events giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Rate Loans to reduce any liability of Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Rate Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Base Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable thirty (30) days after receipt by Borrower of such written statement. The obligations of Borrower under Sections 3.1, 3.2, 3.4, and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV.

CONDITIONS PRECEDENT
4.1.    Initial Advance. This Agreement shall not be effective (and the Lenders shall not be required to make the initial Advance hereunder unless and until this Agreement is effective) unless and until (a) the Borrower shall, prior to or concurrently therewith, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative Agent the following:
(a)    Duly executed counterparts of this Agreement, the Notes payable to each of the Lenders (to the extent requested by the Lenders), the Subsidiary Guaranty and any other additional Loan Documents, signed by each applicable party thereto;
(b)    (A) Certificates of good standing for each Loan Party from its state of organization, certified by the appropriate governmental officer and dated as of a recent date, and (B) foreign qualification certificates for each Loan Party certified by the appropriate governmental officer and dated as of a recent date, for each jurisdiction in which an Unencumbered Property owned by such Loan Party is located;
(c)    Copies of the formation documents (including code of regulations, if appropriate) of the Loan Parties, certified by the appropriate governmental officer, and further certified as of a recent date by an officer of the Borrower or such other Loan Party, as appropriate, together with all amendments thereto;
(d)    Incumbency certificates, executed by officers of the Loan Parties, which shall identify by name and title and bear the signature of the Persons authorized to sign this Agreement and the additional Loan Documents and to make borrowings hereunder on behalf of such parties, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party;
(e)    Copies, certified by a Secretary or an Assistant Secretary of the applicable Loan Party, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Advances provided for herein, with respect to the Borrower, and the execution, delivery and performance of this Agreement and the additional Loan Documents to be executed and delivered by the applicable Loan Party;
(f)    Written opinions of the Loan Parties’ counsel, addressed to the Lenders in form and substance reasonably acceptable to the Administrative Agent;
(g)    A certificate, signed by an Authorized Officer of the Borrower, stating that on the Agreement Effective Date no Default or Unmatured Default has occurred and is continuing, and there has been no change in the financial condition or business of the Borrower and the Consolidated Group taken as a whole since the date of the most recent financial statements delivered to the Administrative Agent which would have a Material Adverse Effect and that all representations and warranties of the Borrower are true and correct in all material respects as of the Agreement Effective Date;
(h)    The most recent financial statements of the Borrower;
(i)    The Disbursement Instruction Agreement;
(j)    A pro forma compliance certificate in the form of Exhibit A, utilizing the covenants established herein and executed by the Borrower’s chief financial officer or chief accounting officer;
(k)    Evidence that all fees due to each of the Lenders with respect to this Agreement have been paid;
(l)    The Unencumbered Property Due Diligence;
(m)    A certificate, signed by an Authorized Officer of the Borrower, stating that on the Agreement Effective Date there are no actions, suits, investigations or proceedings, pending or threatened, in any court or before any arbitrator or Governmental Authority that is reasonably expected to have a material adverse effect on the Borrower and the Consolidated Group, taken as a whole, or that is reasonably expected to have a material adverse effect on any transaction contemplated hereby or on the ability of the Borrower or the Subsidiary Guarantors, taken as a whole, to perform their respective obligations under the Loan Documents;
(n)    Evidence satisfactory to the Administrative Agent of payment in full of all amounts due to any lender under the Original Credit Agreement which is not continuing as a Lender hereunder;
(o)    A Beneficial Ownership Certification, if Borrower qualifies as a legal entity customer under the Beneficial Ownership Regulation, which such Beneficial Ownership Certification shall also be delivered to any Lender that so requests in addition with any other “know your customer” information that such Lender requests;
(p)    Evidence satisfactory to the Administrative Agent that the modified Revolving Credit Agreement has become, or is becoming, effective on such date; and
(q)    Such other documents as the Administrative Agent or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.
For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a lender upon delivery of its executed signature page to the Administrative Agent without conditions for release or, if a Lender delivers its signature page with conditions for release, notice from that Lender to the Administrative Agent (or its counsel) that such conditions for release have been met.
4.2.    Each Advance and Issuance. The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:
(a)    Prior to, and after giving effect to such Advance or issuance, there shall not exist any Default or Unmatured Default; and
(b)    The representations and warranties contained in Article V are true and correct as of such Borrowing Date with respect to the Loan Parties in existence on such Borrowing Date, except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date or (ii) for changes in factual circumstances which are permitted by this Agreement.
Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) (in the case of the initial Borrowing Notice) and (b) have been satisfied.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
5.1.    Existence. Borrower is a corporation duly organized and validly existing under the laws of the State of Maryland, with its principal place of business in Downers Grove, Illinois and is duly qualified as a foreign corporation, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of the Borrower’s Subsidiaries are duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and have all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect.
5.2.    Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a proceeding of equity or at law.
5.3.    No Conflict; Government Consent. Neither the execution and delivery by the Borrower or the other Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, or any of Borrower’s Subsidiaries or the Borrower’s or any Subsidiary’s articles of incorporation, operating agreements, partnership agreement, or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower or any of Borrower’s Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required as a condition to the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement.
5.4.    Financial Statements; Material Adverse Effect. All consolidated financial statements of the Loan Parties heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Loan Parties at such date and the consolidated results of their operations for the period then ended and include all material contingent obligations, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent financial statements delivered to the Lenders through the Agreement Effective Date, there was no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
5.5.    Taxes. The Loan Parties have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
5.6.    Litigation. Except as set forth on Schedule 5.6 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Loan Parties which could reasonably be expected to have a Material Adverse Effect.
5.7.    Subsidiaries. Schedule 5.7 hereto contains, an accurate list of all Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation or formation and the percentage of their respective capital stock or partnership or membership interest owned by the Borrower or other Subsidiaries as of the date hereof. All of the issued and outstanding shares of capital stock of such Subsidiaries that are corporations have been duly authorized and issued and are fully paid and non-assessable.
5.8.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $40,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $40,000,000 the fair market value of the assets of all such underfunded Plans.
5.9.    Accuracy of Information. No information, exhibit or report furnished by the Loan Parties to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
5.10.    Regulations of the Board. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
5.11.    Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.
5.12.    Compliance With Laws. The Borrower has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. The Loan Parties have not received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.
5.13.    Ownership of Properties. On the date of this Agreement, the Borrower and its Subsidiaries will have good and marketable title, free of all Liens other than those permitted by Section 6.14, to all of the Unencumbered Properties.
5.14.    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.15.    Solvency.
(a)    Immediately after the Agreement Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
(b)    The Borrower and its Subsidiaries on a consolidated basis have not incurred debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
5.16.    Insurance. The Loan Parties carry, or cause to be carried, insurance on their Projects, including each Unencumbered Property, with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:
(a)    Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Projects (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);
(b)    Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;
(c)    Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and
(d)    Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.
5.17.    REIT Status. Borrower is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.
5.18.    Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Effective Date except as disclosed on the environmental assessments delivered to the Administrative Agent pursuant to this Agreement or on Schedule 5.18 attached hereto or to the extent that the facts and circumstances giving rise to any the failure of such representations and warranties to be true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(i)    To the best knowledge of the Borrower, with respect to all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.
(ii)    Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.
(iii)    To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of to or from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern migrated or been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.
(iv)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.
(v)    To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
5.19.    Unencumbered Properties. As of the Agreement Effective Date, Exhibit H is a correct and complete list of all Unencumbered Properties. Each of the Unencumbered Properties included by Borrower in calculations of the Unencumbered Pool Value satisfies all of the requirements contained in this Agreement for the same to be included therein.
5.1.    Anti-Terrorism Laws.

(a)    None of Borrower and Borrower’s Subsidiaries is in violation of any Sanctions Laws and Regulations or any other laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
(b)    None of Borrower and Borrower’s Subsidiaries, or, to the best of Borrower’s knowledge any of their respective directors, officers, brokers or other agents acting with respect to or benefiting from this Agreement is a Prohibited Person. A “Prohibited Person” is any of the following:
(1)    a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(2)    a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(3)    a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(4)    a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(5)    a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.
(c)    None of Borrower and Borrower’s Subsidiaries (1)  conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (3) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
Borrower does not intend to use, shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions Laws and Regulations
5.2.    Beneficial Ownership Certification. As of the Agreement Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
ARTICLE VI.

COVENANTS
During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
6.1.    Financial Reporting. The Borrower will maintain for the Consolidated Group a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:
(a)    As soon as available, but in any event not later than sixty (60) days after the close of each of the first three fiscal quarters of any fiscal year, for the Consolidated Group, an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Consolidated Group for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the Borrower’s chief financial officer or chief accounting officer;
(b)    Together with the quarterly and annual financial statements required hereunder, the following reports, all certified by an Authorized Officer of the Borrower:
(1)    a schedule listing all Projects of the Borrower and its Subsidiaries and summary information for each such Project, including location, square footage, occupancy, Net Operating Income and debt,
(2)    a statement of the Adjusted Unencumbered NOI and occupancy percentage of the Unencumbered Pool as of the end of the prior fiscal quarter, and
(3)     a list of all Subsidiary Guarantors as of the end of the most recently ended quarterly or annual fiscal period.
(c)    As soon as available, but in any event not later than ninety (90) days after the close of each fiscal year, for the Consolidated Group, audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by the Borrower’s existing certified public accountant or another independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent;
(d)    Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit A hereto signed by the Borrower’s chief financial officer, chief accounting officer or chief operating officer showing the calculations and computations necessary to determine compliance with this Agreement as of the last day of the period covered by such quarterly or annual financial statement, including without limitation such information as is reasonably requested by the Administrative Agent to determine compliance as of such date with the covenants contained in Sections 6.16 and 6.17 of this Agreement, and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;
(e)    As soon as possible and in any event within ten (10) days after a responsible officer of the Borrower knows thereof, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Default under Section 7.10 of this Agreement;
(f)    As soon as possible and in any event within ten (10) days after receipt by a responsible officer of the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Material of Environmental Concern into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in the case of either (i) or (ii) could have a Material Adverse Effect;
(g)    Promptly following the execution thereof, notice and copies thereof of all amendments, modifications, supplements, consents and waivers under the Revolving Credit Agreement; provided that, unless otherwise requested by the Administrative Agent, such notice shall not be required while the Administrative Agent is a party to the Revolving Credit Agreement (it being understood and agreed that any such notice shall be provided in accordance with Section 13.1 of this Agreement and, for the avoidance of doubt, may be transmitted by email).
(h)    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished, including without limitation all form 10-K and 10-Q reports filed with the SEC; and
(i)    Such other information (including, without limitation, financial statements for the Borrower, statements detailing the contributions to Consolidated NOI from individual Projects and non-financial information) as the Administrative Agent may from time to time reasonably request.
At the Borrower’s option, the Borrower may deliver information required to be delivered pursuant to this Section 6.1 by posting any such information to an internet website maintained by the Borrower or to the website of the Securities and Exchange Commission (www.sec.gov). Any such information provided in such manner shall only be deemed to have been delivered to the Administrative Agent or a Lender (i) on the date on which the Administrative Agent or such Lender, as applicable, receives notice from the Borrower that such information has been posted and (ii) only if such information is publicly available without charge on such website. If for any reason, the Administrative Agent or a Lender either did not receive such notice or after reasonable efforts was unable to access such website, then the Administrative Agent or such Lender, as applicable, shall not be deemed to have received such information. In addition to any manner permitted by Article XIII, the Borrower may notify the Administrative Agent or a Lender that information has been posted to such a website by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Administrative Agent or such Lender, as applicable. Notwithstanding the foregoing, (i) the Administrative Agent and each Lender is responsible for signing up, and agrees to signup, for e-mail notifications, if any, permitted by the Borrower’s internet website and by submitting the e-mail address to which the Administrative Agent or such Lender, as the case may be, desires to have e-mail notifications delivered to the Administrative Agent or such Lender and the Administrative Agent and each Lender hereby agree that such e-mail notifications to such e-mail addresses will satisfy the notification requirements of this Section 6.1, and (ii) failure of the Administrative Agent or any Lender to sign up for such e-mail notifications or to keep such e-mail addresses current shall relieve the Borrower from any obligation to provide e-mail notifications to the Administrative Agent or such Lender in order to for the Borrower to be entitled to deliver information required to be delivered pursuant to this Section 6.1 by posting such information to the Borrower’s internet website.
6.2.    Use of Proceeds. The Borrower will use, and will cause each of its Subsidiaries to use, the proceeds of the Advances for its own account for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of its business, including without limitation the repayment of Indebtedness, Property acquisitions, capital expenditures, development, redevelopment, capital reserves, working capital and any other transaction not prohibited hereunder. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, or (ii) to fund any purchase of, or offer for, a controlling portion of the Capital Stock of any Person, unless the board of directors or other manager of such Person has consented to such offer. The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations , or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions Law or Regulation.
6.3.    Notice of Default. The Borrower will give notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect promptly after obtaining knowledge thereof.
6.4.    Conduct of Business. The Borrower will do, and will cause each Loan Party to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a trust, corporation, limited liability company, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers not prohibited hereunder and Permitted Investments) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition of commercial properties, providing mortgage note receivables, engaging in construction activities and any business activities and investments incidental thereto (including investments in Marketable Securities) and certain additional activities permitted within the limitations imposed on such additional activities pursuant to Section 6.19 below.
6.5.    Taxes. The Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them or their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.
6.6.    Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.16 on all their Projects and the Borrower will furnish to the Administrative Agent upon reasonable request full information as to the insurance carried.
6.7.    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.
6.8.    Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects, in good condition and repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain, preserve, protect and keep in good condition and repair will have a Material Adverse Effect.
6.9.    Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent upon reasonable notice and during normal business hours and subject to rights of tenants, by its representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent may designate.
6.10.    Maintenance of Status. The Borrower shall at all times maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.
6.11.    Dividends; Distributions; Redemptions. The Borrower and its Subsidiaries shall be permitted to declare and pay dividends on their Capital Stock, to make distributions with respect thereto from time to time and to honor requests to redeem their Capital Stock, provided, however, that in no event shall the Borrower: (i) pay any such dividends or make any such distributions or honor any redemption requests on any Capital Stock (including without limitation the declaration and payment of Preferred Dividends or the making of distributions to holders of shares in the Borrower), if such dividends and distributions paid and redemption requests honored on account of the then-current fiscal quarter and the three immediately preceding fiscal quarters, in the aggregate for such period, would cause the Dividend Payout Ratio to exceed 95% for such period or (ii) without the consent of the Administrative Agent and the Required Lenders, pay any such dividends or make any such distributions or make any such redemptions if (A) any Default has occurred and is then continuing or (B) any Unmatured Default arising under Section 7.1 or Section 7.2 hereof has occurred and is then continuing, provided however that Borrower and its Subsidiaries shall in all cases be permitted to distribute whatever amount of dividends and distributions is necessary to maintain the Borrower’s tax status as a real estate investment trust, which dividends and distributions may be made in cash or in Capital Stock at the Borrower’s option.
6.12.    [Intentionally Deleted].
6.13.    Plan Assets. The Borrower hereby covenants and agrees that (i) Borrower shall not use any Plan Assets to repay or secure the Obligations, (ii) no assets of the Borrower or any Subsidiary Guarantor are or will be Plan Assets, (iii) each Plan will be in compliance with all applicable requirements of ERISA and the Code except to the extent any defects can be remedied without material liability to the Borrower under Revenue Procedure 2008-50 or any similar procedure and except to the extent that such non-compliance would not have a Material Adverse Effect, and (iv) the Borrower will not have any liability under Title IV of ERISA or Section 412 of the Code with respect to any Plan which would have a Material Adverse Effect.
6.14.    Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except for (i) Permitted Liens and Liens on Properties which are not then included in the Unencumbered Pool, but only to the extent such Liens will not result in a Default in any of Borrower’s covenants herein and (ii) Negative Pledges which are permitted to exist under Section 6.20.
6.15.    Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate which is not a member of the Consolidated Group except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction, but excluding in all events any such transactions, payments or transfers which are either disclosed in filings made by the Borrower with the Securities and Exchange Commission or related to any internalization of the business management services currently provided to the Borrower by the Advisor or any similar transactions.
6.16.    Consolidated Net Worth. The Consolidated Group shall maintain, as of the last day of each fiscal quarter based upon Borrower’s compliance certificate required by Section  6.1(d) hereof for such fiscal quarter, a Consolidated Net Worth of not less than $1,250,000,000 plus seventy-five percent (75%) of the equity contributions or sales of treasury stock received by the Borrower after the Agreement Effective Date (other than proceeds received before the end the of fiscal quarter immediately following a fiscal quarter in which there was a redemption, retirement or repurchase of ownership or equity interests in Borrower, without duplication, up to the amount paid by Borrower in connection with such redemption, retirement or repurchase, where, for the avoidance of doubt, the net effect is that Borrower shall not have increased its Consolidated Net Worth as a result of any such proceeds).
6.17.    Indebtedness and Cash Flow Covenants. The Borrower shall not permit:
(a)    The Leverage Ratio to be more than sixty percent (60%) at any time provided that on no more than two (2) occasions prior to the final Facility Termination Date (as it may have been extended), such maximum Leverage Ratio from the date on which a Material Acquisition has occurred through the remainder of the fiscal quarter in which such Material Acquisition has occurred, together with the Leverage Ratio for the two (2) full consecutive fiscal quarters immediately following the fiscal quarter in which such Material Acquisition has occurred, shall be increased to sixty-five percent (65%);
(b)    The Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter based upon Borrower’s compliance certificate required by Section 6.1(d) hereof to be less than 1.50 to 1.00;
(c)    The aggregate amount of Secured Indebtedness of the Consolidated Group which is also Recourse Indebtedness to be greater than ten percent (10%) of Total Asset Value at any time;
(d)    Intentionally Omitted;
(e)    The Unsecured Interest Coverage Ratio, as of the last day of any fiscal quarter based upon Borrower’s compliance certificate required by Section 6.1(d) hereof to be less than 1.75 to 1.00; provided that no breach of this Section 6.17(e) shall occur unless and until Borrower has failed to make the principal payments required to restore compliance with this covenant as provided in Section 2.3(b);
(f)    The Unsecured Leverage Ratio to be more than sixty percent (60%) at any time, provided that (A) on no more than two (2) occasions prior to the final Facility Termination Date (as it may have been extended), such maximum Unsecured Leverage Ratio from the date on which a Material Acquisition has occurred through the remainder of the fiscal quarter in which such Material Acquisition has occurred, together with the Unsecured Leverage Ratio for the two (2) full consecutive fiscal quarters immediately following the fiscal quarter in which such Material Acquisition has occurred, shall be increased to sixty-five percent (65%) and (B) no breach of this Section 6.17(f) shall occur unless and until Borrower has failed to make the principal payments required to restore compliance with this covenant as provided in Section 2.3(b); or
(g)    The Unencumbered Pool Value to be less than $350,000,000, or there to be fewer than twenty (20) Unencumbered Properties, at any time.
6.18.    Environmental Matters. Borrower and its Subsidiaries shall:
(i)    Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect, provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the Agreement Effective Date or (ii) at Projects subsequently acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.
(ii)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect, or (iii) the failure to so comply could not reasonably be expected to have a Material Adverse Effect .
(iii)    Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of any indemnified party, as determined by a final, non-appealable judgment of a court of competent jurisdiction. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.
6.19.    Permitted Investments. The Consolidated Group’s activities shall be limited to acquiring commercial properties, holding the Consolidated Group's interests in Concord, CDH CCO, LLC, National Union Fire Insurance Company of Vermont and any other future insurance captive, providing Mortgage Notes Receivable, engaging in construction activities and any business activities and investments incidental thereto (including Investments in Marketable Securities) except that the following additional Investments (“Permitted Investments”) shall also be permitted so long as the aggregate value of the Permitted Investments under each of the following clauses (i) through (v), tested as of the last day of any fiscal quarter based on Borrower’s compliance certificate for such quarter, shall not exceed the individual percentage of Total Asset Value limits stated in such clause and the aggregate value of the Permitted Investments under all such clauses on a combined basis shall not at any time exceed twenty-five percent (25%) of Total Asset Value:
(i)    Unimproved Land (other than land included in the definition of Development Projects) -- (valued at undepreciated GAAP book value, after taking into account any impairments) -- five percent (5%) of Total Asset Value;
(ii)    Investments in Investment Affiliates (valued at the portion of Total Asset Value attributable to such entity or its assets as the case may be) -- fifteen percent (15%) of Total Asset Value;
(iii)    Development Projects (valued at undepreciated GAAP book value, after taking into account any impairments) -- fifteen percent (15%) of Total Asset Value;
(iv)    Mortgage Note Receivables (valued at undepreciated GAAP book value, after taking into account any impairments) -- five percent (5%) of Total Asset Value; and
(v)    Non-Core Properties, not including properties, or interests in properties included in subsection (i), (iii) or (iv) above (valued at undepreciated GAAP book value, after taking into account any impairments) -- five percent (5%) of Total Asset Value.
Notwithstanding anything to the contrary contained herein, the Sacramento Project shall not be subject to the limitations set forth in this Section 6.19, or be included in, the calculation of the Permitted Investments limitations.
6.20.    Negative Pledges. The Borrower agrees that neither the Borrower nor any other members of the Consolidated Group shall enter into or be subject to any agreement governing Indebtedness which contains a Negative Pledge other than (i) restrictions on further subordinate Liens on Projects encumbered by a mortgage, deed to secure debt or deed of trust securing such Indebtedness, or on the direct or indirect ownership interests in the owners of such encumbered Projects, (ii) covenants in any Unsecured Indebtedness requiring (A) that the Consolidated Group maintain a pool of unencumbered properties of a size determined by reference to the total amount of Unsecured Indebtedness of the Consolidated Group on substantially similar terms to those provisions contained herein regarding the Unencumbered Pool (including without limitation clauses (e) and (f) of Section 6.17 above) or (B) that the Consolidated Group not incur Secured Indebtedness which is also Recourse Indebtedness in excess of the maximum percentage of Total Asset Value contained in clause (c) of Section 6.17 above, but that do not generally prohibit the encumbrance of the Borrower’s or the Consolidated Group’s assets, or the encumbrance of any specific assets or (iii) any Negative Pledge contained in the Revolving Credit Agreement.
6.21.    Subsidiary Guaranty. Borrower shall cause each of its existing Subsidiaries listed on Exhibit C, which includes the owners of each Unencumbered Property, along with all other current subsidiaries of the Borrower, excluding only the Excluded Subsidiaries, to execute and deliver to the Administrative Agent the Subsidiary Guaranty. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) concurrently with the delivery of each compliance certificate required to be delivered pursuant to Section 6.1(d), with respect to each Subsidiary which (x) is acquired or formed (other than Excluded Subsidiaries) during the most recent fiscal quarter period covered by such compliance certificate or (y) was not required to join in the Subsidiary Guaranty because it was an Excluded Subsidiary but shall subsequently not be precluded from doing so during such most recent fiscal quarter and (ii) within five (5) Business Days after the date any Subsidiary has any Recourse Indebtedness or Guarantee Obligations with respect to the Revolving Credit Agreement, the Borrower shall cause each such Subsidiary to execute and deliver to the Administrative Agent a joinder in the Subsidiary Guaranty in the form of Exhibit A attached to the form of Subsidiary Guaranty; it being understood and agreed, for purposes of clarity, that nothing in this sentence shall permit the treatment of any Eligible Unencumbered Property as an Unencumbered Property, or the inclusion of the value attributable to such Eligible Unencumbered Property in Unencumbered Pool Value, until such a joinder to the Subsidiary Guaranty has been so executed and delivered to the Administrative Agent by the Subsidiary owning such Eligible Unencumbered Property. Borrower covenants and agrees that each Subsidiary which it shall cause to execute the Subsidiary Guaranty shall be fully authorized to do so by its supporting organizational and authority documents and shall be in good standing in its state of organization and in the case of any Subsidiary which is the owner of an Unencumbered Property, shall be in good standing in the state in which such Property is located. The delivery by Borrower to the Administrative Agent of any such joinder shall be deemed a representation and warranty by Borrower that each Subsidiary which Borrower caused to execute the Subsidiary Guaranty has been fully authorized to do so by its supporting organizational and authority documents and is in good standing in its state of organization and in the case of a Subsidiary which is the owner of an Unencumbered Property, is in good standing in the state in which such Property is located. From time to time Borrower may request, upon not less than five (5) Business Days prior written notice to the Administrative Agent (or such shorter time as may be agreed by the Administrative Agent), that a Subsidiary Guarantor be released from the Subsidiary Guaranty, which release (the “Release”) shall be effected by the Administrative Agent if all of the following conditions are satisfied as of the date of such Release:
(a)    Borrower shall have delivered a compliance certificate showing pro forma compliance with the covenants set forth in herein after giving effect to such Release; and
(b)    Substantially concurrently with the Release, such Subsidiary Guarantor shall have no outstanding Recourse Indebtedness or Guarantee Obligations in respect of the Revolving Credit Agreement; and
(c)    If after giving effect to such Release the resulting reduction in the Unencumbered Pool Value and Unencumbered Pool NOI would cause a breach of either Section 6.17(e) or Section 6.17(f), Borrower shall have repaid such Advances, if any, as may be required to reduce the outstanding Advances to the maximum amount of Advances that can be outstanding without creating such a breach of Section 6.17(e) or Section 6.17(f).
In connection with a Release, Borrower shall deliver to the Administrative Agent a certificate from Borrower’s chief executive officer or chief financial officer regarding the matters referred to in the immediately preceding clauses (a), (b) and (c). Notwithstanding the foregoing, the Administrative Agent shall not be obligated to release any such Subsidiary from the Subsidiary Guaranty if (i) such Subsidiary owns any Unencumbered Properties that are not being so released from such status or (ii) a Default or Unmatured Default has occurred and is then continuing. In addition, effective as of the date on which Borrower receives an Investment Grade Rating or any date thereafter on which Borrower maintains such an Investment Grade Rating, Borrower may request, upon not less than five (5) Business Days prior written notice to the Administrative Agent, the release of all Subsidiary Guarantors from the Subsidiary Guaranty other than those which have outstanding Recourse Indebtedness or Guarantee Obligations (other than the Subsidiary Guaranty), which release shall be effected by the Administrative Agent so long as no Default or Unmatured Default shall have occurred and be then continuing.
6.22.    [Intentionally Omitted].
6.23.    Mergers, Consolidations and Sales of Assets. The Borrower will not, and will not permit any Subsidiary which is an owner of an Unencumbered Property (unless such Subsidiary is released or being released as a Subsidiary Guarantor at such time) to, merge into, including pursuant to a Delaware LLC Division, or consolidate with any other Person, or permit any other Person to merge into or consolidate with it. In addition, the Borrower will not permit the Consolidated Group, in the aggregate, to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions), including, in each case, pursuant to a Delaware LLC Division, during any period of four (4) consecutive fiscal quarters assets of the Consolidated Group representing an aggregate value of more than twenty-five percent (25%) of the Total Asset Value in effect on the first day of such period, unless, in each case, (1) the Borrower shall have given the Administrative Agent and the Lenders at least 30 days’ prior written notice of such transaction, (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Unmatured Default is or would be in existence, including, without limitation, a Default or Unmatured Default resulting from a breach of Sections 6.16 and 6.17; and (3) at the time the Borrower gives notice pursuant to clause (1) of this sentence, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a compliance certificate in the form attached as Exhibit A hereto, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Sections 6.16 and 6.17, after giving effect to such transaction. Notwithstanding the foregoing, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing: (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, provided that following such transaction Borrower remains an entity organized under the laws of the United State of America, (ii) any Subsidiary may merge into any other member of the Consolidated Group in a transaction in which the surviving entity is a member of the Consolidated Group and remains an entity organized under the laws of the United State of America, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another member of the Consolidated Group, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (v) any Subsidiary that is a Delaware LLC may consummate a Delaware LLC Division if, immediately upon the consummation of the Delaware LLC Division, the assets of the applicable Delaware Divided LLC are held by one or more Subsidiaries at such time or, with respect to assets not so held by one or more Subsidiaries, such Delaware LLC Division, in the aggregate, would otherwise result in a sale, transfer or other disposition permitted by this Section 6.23.
ARTICLE VII.

DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
7.1.    Nonpayment of any principal payment due hereunder or under any Note when due.
7.2.    Nonpayment of interest upon any Note or of any fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.
7.3.    The breach of any of the terms or provisions of Sections 6.2, 6.4, 6.10, 6.11, 6.13, 6.16, 6.17, 6.19, 6.20, 6.21, or 6.23.
7.4.    Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made, provided that the facts or conditions giving rise to such falsity are not corrected by the Borrower within thirty (30) days after written notice of such falsity from the Administrative Agent.
7.5.    The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent.
7.6.    The default by the Borrower or any other member of the Consolidated Group or any Investment Affiliate beyond any applicable notice and cure period in the payment of any amount due under, or the performance of any term, provision or condition contained in, the Revolving Credit Agreement or any agreement with respect to (A) Recourse Indebtedness of the Borrower or of any other member of the Consolidated Group if the aggregate amount of Recourse Indebtedness so in default exceeds $50,000,000 (provided that if the total underlying Indebtedness so in default exceeds the portion which constitutes Recourse Indebtedness, only the portion that constitutes Recourse Indebtedness shall be taken into account in determining such $50,000,000 threshold), or (B) any Non-Recourse Indebtedness of the Borrower or any other member of the Consolidated Group or any Investment Affiliate in excess of $150,000,000 in the aggregate, (any such Indebtedness causing the applicable threshold in clause (A) or clause (B) to be exceeded, together with the Indebtedness under the Revolving Credit Agreement being referred to herein as “Material Indebtedness”) or any other event shall occur or condition exist, which causes or permits any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.
7.7.    The Borrower or any Subsidiary Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vi) admit in writing its inability to pay its debts generally as they become due.
7.8.    A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary Guarantor or for any Substantial Portion of the Property of the Borrower or any Subsidiary Guarantor or a proceeding described in Section 7.7(iv) shall be instituted against the Borrower or any Subsidiary Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.
7.9.    The Borrower or any Subsidiary Guarantor shall fail within ninety (90) days to pay, bond or otherwise discharge any judgments or orders for the payment of money (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not issued a notice denying coverage thereof) in an amount which, when added to all other judgments or orders outstanding against the Borrower or any Subsidiary Guarantor would exceed $50,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.
7.10.    An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $10,000,000 in any year or (ii) $40,000,000 for all periods.
7.11.    Any Change in Control shall occur.
7.12.    Failure to complete any direct remediation obligation within the time period permitted by law or governmental order (or within a reasonable time in light of the nature of the problem if no specific time period is so established) with respect to material environmental problems at Projects owned by the Borrower or any of its Subsidiaries whose aggregate book values are in excess of $100,000,000 after all administrative hearings and appeals have been concluded, and if litigation is applicable to such obligation, after a final non-appealable judgment of a court of competent jurisdiction has been entered. Notwithstanding the foregoing, the Sacramento Project shall not be subject to this Section 7.12 and the value thereof shall be excluded in any calculation of the $100,000,000 amount described in this Section 7.12.
7.13.    The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.
7.14.    Any Governmental Authority shall issue any order or other directive requiring the Borrower to make any payment in excess of $50,000,000 after all administrative hearings and appeals have been concluded, and if litigation is applicable to such obligation, after a final non‑appealable judgment of a court of competent jurisdiction has been entered .
7.15    The attempted disavowal, revocation or termination by the Borrower or any Loan Party of any of the Loan Documents.
ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1.    Acceleration. If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders (or, in the case of clause (x) below, the Majority in Interest with respect to the applicable Tranche, as the context may require), at any time prior to the date that such Default has been fully cured, may (x) permanently terminate the obligations of the Lenders to make Loans hereunder and (y) declare the Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within thirty (30) days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect all amounts owed by the Borrower and any Guarantor under the Loan Documents by exercising all rights and remedies provided for under this Agreement or otherwise available at law or in equity, including without limitation by filing and diligently pursuing judicial action.
If, within ten (10) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
8.2.    Amendments. Subject to the provisions of this Article VIII and excluding any Amendment Regarding Increase in substantially the form of Exhibit J entered into pursuant to Section 2.22(b), the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall, without the consent of each Lender directly affected thereby:
(a)    Extend the Facility Termination Date, or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or the Unused Fee, reduce the Applicable Margins or modify the underlying interest rate options (or modify any definition herein used in calculating such options which would have the effect of modifying such options) or extend the time of payment of any such principal, interest, fees or other payment Obligations.
(b)    Release any Subsidiary Guarantor from the Subsidiary Guaranty, except as expressly provided for herein;
(c)    Reduce the percentage specified in the definition of Required Lenders or Majority in Interest.
(d)    Increase the Aggregate Commitment beyond $800,000,000 provided that no Lender's Commitment can be increased without the consent of such Lender;
(e)    Amend the definitions of Tranche A-1 Term Loan Commitment, Tranche A-2 Term Loan Commitment or Percentage;
(f)    Permit the Borrower to assign its rights under this Agreement; or
(g)    Amend Sections 8.2 or 11.2; or
(h)     Change any provisions of any Loan Document in a manner that by its terms adversely affects the rights or obligations in respect of any Lenders holding Loans of any Tranche differently than the Lenders holding Loans of any other Tranche without the written consent of the Lenders representing a Majority in Interest of each affected Tranche.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.
8.3.    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
ARTICLE IX.

GENERAL PROVISIONS
9.1.    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.
9.2.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3.    [Intentionally Deleted].Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.
9.5.    Several Obligations; Benefits of the Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. The Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to the Agreement and their respective successors and assigns.
9.6.    Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any reasonable out-of-pocket costs and expenses (including, without limitation, all reasonable attorneys’ fees of a single firm of counsel) paid or incurred by the Administrative Agent in connection with the amendment or modification of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent for any reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees of a single firm of counsel) paid or incurred by the Administrative Agent in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). The Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their respective directors, officers and employees (the “Indemnified Persons”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and reasonable expenses of a single firm of counsel to the Indemnified Parties (or in the case of a conflict of interest where an affected Indemnified Party notifies the Borrower of such conflict, an additional firm of counsel for such affected Indemnified Party or Indemnified Parties), in each case arising out of or in connection with or by reason of any investigation, litigation or proceeding (each, a “Proceeding”) related to or arising out of this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise (a) out of the fraud, gross negligence or willful misconduct of the party seeking indemnification therefor as finally determined by a final, non-appealable judgment of a court of competent jurisdiction, (b) from claims of an Indemnified Person against any Affiliate or related Indemnified Person of such Indemnified Person or (c) as a result of any obligation owed by such Indemnified Party to any third party based upon contractual obligations of such Indemnified Party owing to such third party which are not expressly referenced in this Agreement. To the extent permitted by applicable law, (x) the Borrower shall not assert, and hereby waives, any claim against any of the foregoing Indemnified Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof and (y) the Administrative Agent, the Co-Syndication Agents, the Arrangers and the Lenders shall not assert, and hereby waive, any claim against any of the Borrower and any other Loan Party, or any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof, provided that nothing in clause (a) above shall relieve Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnified Person against special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. The obligations of the Borrower under this Section shall survive the termination of this Agreement. This Section 9.7 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
9.7.    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
9.8.    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease under GAAP as of the Agreement Effective Date and any similar lease entered into after the Agreement Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.
9.9.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10.    No Advisory or Fiduciary Responsibility. The relationship between the Borrower, on the one hand, and the Lenders, the Administrative Agent and the Co-Syndication Agents on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor the Co-Syndication Agents nor any Lender shall have any fiduciary responsibilities to the Borrower. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Co-Syndication Agents and the Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Co-Syndication Agents and the Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Co-Syndication Agents and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Co-Syndication Agents nor any Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Co-Syndication Agents, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Co-Syndication Agents nor any Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party, or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Co-Syndication Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty to the Borrower or any other Loan Party in connection with any aspect of any transaction contemplated hereby. Neither the Administrative Agent nor the Co-Syndication Agents nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
9.11.    Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
9.12.    Consent to Jurisdiction. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT FOR NORTHERN DISTRICT OF ILLINOIS OR STATE COURT LOCATED IN CHICAGO, ILLINOIS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.
9.13.    Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
9.14.    Other Agents. The Co-Syndication Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.
9.15.    Acknowledgement and Consent to Bail In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write‑Down and Conversion Powers of any EEA Resolution Authority.
ARTICLE X.

THE ADMINISTRATIVE AGENT
10.1.    Appointment. Wells Fargo Bank, National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
10.2.    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided for in this Agreement and/or the other Loan Documents to be taken by the Administrative Agent.
10.3.    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
10.4.    No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made by anyone other than the Administrative Agent or one of its Affiliates in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith with respect to anyone other than the Administrative Agent or one of its Affiliates; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of the Borrower or any Guarantor. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by Borrower to the Administrative Agent at such time, but is voluntarily furnished by Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).
10.5.    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the required percentage of the Lenders needed to take such action or refrain from taking such action, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, other than liability, cost or expense that arises from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
10.6.    Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
10.7.    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
10.8.    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for those amounts which are specifically reimbursable by Borrower under this Agreement and the other Loan Documents, to the extent not so reimbursed by Borrower, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents pursuant to the Administrative Agent’s obligations hereunder which are not specifically reimbursable by Borrower under this Agreement or any other Loan Document, to the extent not actually reimbursed by Borrower, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
10.9.    Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
10.10.    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the other Loan Documents.
10.11.    Successor Administrative Agent. Except as otherwise provided below, Wells Fargo Bank, National Association shall at all times serve as the Administrative Agent during the term of this Facility so long as Wells Fargo continues to be a Lender. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent. If the Administrative Agent has been found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence in the course of performing its duties under this Agreement, the Administrative Agent may be removed at any time by written notice received by the Administrative Agent from other Lenders holding in the aggregate at least two-thirds of that portion of the Aggregate Commitment not held by the Administrative Agent or its affiliates, such removal to be effective on the date specified by such other Lenders. Upon any such resignation or removal, such other Lenders shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent which appointment shall, provided no Default or Unmatured Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its Affiliates that are Qualified Institutions as a successor Agent) If no successor Administrative Agent shall have been so appointed by such other Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000 (a “Qualified Institution”). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.
10.12.    Notice of Defaults. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such notice that a Default or Unmatured Default has occurred, the Administrative Agent shall promptly notify each of the Lenders of such fact.
10.13.    Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten (10) Business Days (or by such earlier date as is conspicuously noted in such request if the Administrative Agent has made a reasonable determination that the Borrower has a legitimate business reason for seeking such consent or approval on an expedited basis) after such written request from the Administrative Agent. If the Lender does not so respond to a request with a ten (10) Business Day response time, that Lender shall be deemed to have approved the request. If the Lender does not so respond to request with less than a ten (10) Business Day response time, that Lender shall be deemed to have denied the request.
10.14.    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(b)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third (so long as no Default or Unmatured Default exists), to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
(c)    Certain Fees. No Defaulting Lender shall be entitled to receive Unused Fees for any period during which that Lender is a Defaulting Lender
ARTICLE XI.

SETOFF; RATABLE PAYMENTS
11.1.    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower or any of the Subsidiary Guarantors becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower or such Subsidiary Guarantor, as the case may be, may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due, provided however that any such offset and application shall only be made after such Lender has obtained the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld.
11.2.    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender entitled to ratable payment hereunder, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by such other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all applicable Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1.    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to the Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under the Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under the Agreement and any Note to its trustee in support of its obligations to its trustee, provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent and Borrower may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent and Borrower may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
12.2.    Participations.
(a)    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (other than an Ineligible Institution) (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
(b)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than those amendments, modifications or waivers with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all the Lenders pursuant to the terms of clauses (a), (b) or (e) of Section 8.2 hereof.
(c)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Participant Register shall be available for inspection by Borrower and Administrative Agent, at any reasonable time and upon reasonable prior notice. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Benefit of Setoff. Each Lender shall retain the right of setoff provided in Section 11.1 and shall not be permitted to share such right with any Participant.
12.3.    Assignments.
(a)    Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any other Lender or to any Affiliate of such Lender or of any other Lender without the prior approval of the Borrower, or to one or more other entities, with the prior approval of the Borrower, which approval of the Borrower (i) shall not be unreasonably withheld or delayed and shall be deemed given if not withheld within five (5) Business Days after written request for such approval from the Administrative Agent and (ii) shall not be required if a Default or Unmatured Default has occurred and is then continuing (such permitted assignees hereinafter referred to as “Purchasers”), all or any portion of its rights and obligations under the Loan Documents provided that any assignment of only a portion of such rights and obligations shall be in an amount not less than $5,000,000 (it being understood and agreed that no Lender may hold an unparticipated interest of less than $5,000,000 unless such Lender’s interest has been reduced to zero). Notwithstanding the foregoing, no such assignment may be made to an Ineligible Institution. Such assignment shall be substantially in the form of Exhibit B hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof or an entity that manages a Lender. Such consent shall not be unreasonably withheld or delayed.
(b)    Effect; Effective Date. Upon (i) delivery to the Administrative Agent and Borrower of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit B hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(a), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender (other than a transferor Lender transferring to an Affiliate of such Lender unless such Affiliate is a Qualified Institution) shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(b), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.
(c)    Register. Administrative Agent, acting solely for this purpose as a non‑fiduciary agent of Borrower, shall maintain at one of its U.S. offices a copy of each Notice of Assignment delivered to it and shall record in its records the names and addresses of the Lenders hereunder and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof (the "Register"). The Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is so recorded as a Lender hereunder for all purposes of this Agreement. This Section 12.3(c) shall be construed so that the Obligations are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or the regulations promulgated thereunder). The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and upon reasonable prior notice.
12.4.    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject in each case to the confidentiality provisions of Section 12.6.
12.5.    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.
12.6.    Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and advisors, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or Lender requested to make such disclosure promptly informs the Borrower of such request if lawfully permitted to do so, so that the Borrower may have an opportunity to object and/or seek an appropriate protective order at the Borrower’s sole cost and expense, and provided further that the Borrower agrees that in no event shall any such notification be required in respect of any disclosure to bank regulatory authorities having jurisdiction over any Lender, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or the enforcement of rights under the Loan Documents, (f) subject to receipt of a written agreement from such Person containing provisions substantially the same as those of this Section, to any Transferee or prospective Transferee of any of its rights or obligations under this Agreement, (g) with the written consent of Borrower, (h) to any member of the Consolidated Group, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower, which source is not bound by a contractual or other obligation of confidentiality to any Person. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
ARTICLE XIII.

NOTICES
13.1.    Giving Notice. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile (if confirmed in writing as provided below), or by email (if confirmed in writing as provided below) and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received and any notice, if transmitted by email or facsimile, shall be deemed given when transmitted (provided a copy of such notice is also sent by overnight delivery service which is scheduled for delivery no later than the first Business Day after the date of such email or facsimile).
13.2.    Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XIV.

PATRIOT ACT
Each Lender hereby notifies the Borrower and the Subsidiary Guarantors that pursuant to the requirements of the USA Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and the Subsidiary Guarantors and other information that will allow such Lender to identify the Borrower and the Subsidiary Guarantors in accordance with the Act. The Borrower agrees to cooperate for itself and on behalf of the Subsidiary Guarantors with each Lender and provide true, accurate and complete information to such Lender in response to any such request.
ARTICLE XV.

COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by email or telephone, that it has taken such action.
(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.
INVENTRUST PROPERTIES CORP., a Maryland corporation

By:	/s/ Christy L. David
Name:    Christy L. David
Title:    Executive Vice President, General Counsel
    and Secretary
c/o InvenTrust Properties Corp.
3025 Highland Parkway, Suite 350
Downers Grove, Illinois 60515
Attention: Chief Financial Officer
Phone: (630) 570-0700
with copies to:
c/o InvenTrust Properties Corp.
3025 Highland Parkway, Suite 350
Downers Grove, Illinois 60515
Attention: General Counsel
Phone: 630-570-0599
Facsimile: (630) 570-0599
and
Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, IL 60611
Attention: Cindy Caillavet
Phone: (312) 876-7703
Email: Cindy.Caillavet@lw.com

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Individually and as Administrative Agent
By:    /s/ Vernon H. Chi
Print Name: Vernon H. Chi
Title: Senior Vice President
Wells Fargo Bank, N.A.
Commercial Real Estate - REIT Finance Group
333 South Grand Avenue
9th Floor
Los Angeles, CA 90716
Phone: 213-358-7453
Attention: Vernon H. Chi

with a copy to:

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attn: David DeAngelis LN #1014916
Telecopier: 866-595-7861
Telephone: 612-667-4773
David.r.deangelis@wellsfargo.com
:                BANK OF AMERICA, N.A.
Individually and as Tranche A-1 Co-Syndication Agent
By:    /s/ Evan J. Sitarski
Print Name: Evan J. Sitarski
Title: Senior Vice President
Bank of America, N.A.
101 E. Kennedy Blvd.
FL1-400-Tampa, FL 33602-5179
Phone: 813-225-8342
Facsimile: ________
Attention: Evan J. Sitarski
U.S. BANK, NATIONAL ASSOCIATION, Individually and as a Tranche A-1 Co-Syndication Agent and as a Tranche A-2 Co-Syndication Agent

By: /s/ Curt M. Steiner
Print Name: Curt M. Steiner
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION
190 S. LaSalle 11th Floor
Chicago, IL 60603
Phone: 312.325.8756
Facsimile: 312.325.8853
Attention: Curt M. Steiner

BMO HARRIS BANK, N.A., Individually and as a Tranche A-1 Co-Documentation Agent

By: /s/ Gwendolyn Gatz
Print Name: Gwendolyn Gatz
Title: Director
BMO HARRIS BANK, N.A.
c/o BMO Capital Markets
115 South LaSalle Street, #36W
Chicago, IL 60606
Phone: (312) 461-2238
Facsimile: (312) 461-2968
Attention: Gwendolyn Gatz

FIFTH THIRD BANK, an Ohio banking corporation,
Individually and as Tranche A-1 Co-Documentation Agent

By: /s/ Michael Glandt
Print Name: Michael Glandt
Title: Vice President

FIFTH THIRD BANK, an Ohio banking corporation
222 S. Riverside Plaza, Suite 31
Chicago, IL 60606
Phone: 312-704-5914
Facsimile: 312-704-6948
Attention: Mike Glandt

KEYBANK NATIONAL ASSOCIATION,
Individually and as Tranche A-2 Documentation Agent

By:    /s/ Nathan Weyer
Print Name: Nathan Weyer
Title: Vice President
KeyBank National Association
1200 Abernathy Road NE
Suite 1550
Atlanta, GA 30328
Phone: 770-510-2130
Facsimile: 770-510-2195
Attention: Nathan Weyer

PNC BANK, NATIONAL ASSOCIATION
Individually and as Tranche A-2 Co-Syndication Agent
By:    /s/ Joel Dalson
Print Name: Joel Dalson
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION
1 North Franklin
Suite 2150
Chicago, IL 60606
Phone: 312-338-2226
Facsimile: 312-384-4623
Attention: Joel Dalson

JPMORGAN CHASE BANK, N.A.

By:    /s/ Christian Lunt
Print Name: Christian Lunt
Title: Executive Director
JPMorgan Chase Bank, N.A.
10 South Dearborn
19th Floor
Chicago, IL 60606
Phone: 312-325-5031
Facsimile: 312-325-5174
Attention: Carrie A. Reichert

EXHIBIT A
COMPLIANCE CERTIFICATE
Wells Fargo Bank, National Association, as Administrative Agent
Name: Vernon H. Chi
Senior Vice President
Wells Fargo Bank, N.A.
Commercial Real Estate - REIT Finance Group
333 South Grand Avenue
9th Floor
Los Angeles, CA 90716
Phone: 312-358-7453
Attention: Vernon H. Chi

Re:
Amended and Restated Term Loan Credit Agreement dated as of December 21, 2018 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”) among INVENTRUST PROPERTIES CORP.(the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and the other lenders parties thereto from time to time (“Lenders”).

Reference is made to the Agreement. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.
Pursuant to applicable provisions of the Agreement, Borrower hereby certifies to the Lenders that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal period covered by the financial statements being delivered to the Lenders pursuant to the Agreement together with this Certificate.
The Borrower hereby further certifies to the Lenders that:
1.    Compliance with Financial Covenants. Schedule A attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
2.    Review of Condition. The Borrower has reviewed the terms of the Agreement, including, but not limited to, the covenants of the Borrower set forth in the Agreement, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower through the applicable reporting period.
3.    Covenants. To the Borrower’s actual knowledge, during the reporting period, the Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule B hereto.
4.    No Default. To the Borrower’s actual knowledge, no Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule B hereto.
IN WITNESS WHEREOF, this Certificate is executed by the undersigned this ___ day of _____________, 201_.
INVENTRUST PROPERTIES CORP., a Maryland corporation
By:
Name:
Title:
SCHEDULE A TO COMPLIANCE CERTIFICATE
COMPLIANCE CALCULATION METHOD
SCHEDULE B TO COMPLIANCE CERTIFICATE
EXCEPTIONS, IF ANY

EXHIBIT B
ASSIGNMENT AGREEMENT
This Assignment Agreement (this “Assignment Agreement”) between _________________________ (the “Assignor”) and _________________________ (the “Assignee”) is dated as of _____________, 20__. The parties hereto agree as follows:
1.    PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
2.    ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. The Commitment purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.
3.    EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period agreed to by the Administrative Agent) after a Notice of Assignment substantially in the form of Exhibit “I” attached hereto has been delivered to the Administrative Agent. Such Notice of Assignment must include the consent of the Administrative Agent and the Borrower to the extent required by Section 12.3(a) of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Section 4 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.
4.    PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Administrative Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Loans assigned to the Assignee hereunder which is outstanding on the Effective Date. The Assignee will promptly remit to the Assignor (i) the portion of any principal payments assigned hereunder and received from the Administrative Agent and (ii) any amounts of interest on Loans and fees received from the Administrative Agent to the extent either (i) or (ii) relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date and have not been previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.
5.    REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants: (a) that it is the legal and beneficial owner of the interest being assigned by it hereunder, (b) that such interest is free and clear of any adverse claim created by the Assignor, (c) that it has all necessary right and authority to enter into this Assignment, (d) that the Credit Agreement has not been modified or amended except as described in Item 1 of Schedule 1, (e) that the Assignor is not in default under the Credit Agreement, and (f) that, to the best of Assignor’s knowledge, the Borrower is not in default under the Credit Agreement. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
6.    REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, and (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1.
7.    INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed by Assignee under this Assignment Agreement on and after the Effective Date. The Assignor agrees to indemnify and hold the Assignee harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignee in connection with or arising in any manner from the Assignor’s non-performance of the obligations assigned to Assignee under this Assignment Agreement prior to the Effective Date.
8.    SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3(a) of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4 and 7 hereof.
9.    REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.
10.    ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.
11.    GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.
12.    NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.
[Remainder of page intentionally left blank]
IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.
ASSIGNOR:
[______________________]
By:
Name:
Title:
ASSIGNEE:
[______________________]
By:
Name:
Title:
Attachment to ASSIGNMENT AGREEMENT
Attach Assignor’s Administrative Information Sheet, which must include notice address for the Assignor and the Assignee
[to be provided by Wells Fargo]
SCHEDULE 1
to Assignment Agreement

1.
Description and Date: Amended and Restated Term Loan Credit Agreement (the “Credit Agreement”) dated as of December 21, 2018, [describe amendments, if any] among InvenTrust Properties Corp., as “Borrower” and Wells Fargo Bank, National Association as “Administrative Agent” and the Several Lenders From Time to Time Parties Thereto, as Lenders.

2.	Date of Assignment Agreement: _____________, 20__.

3.	Amounts (As of Date of Item 2 above):
a.    Commitment of Assignor
under Credit Agreement.    $___,000,000
b.    Assignee’s Percentage of
Commitment of Assignor purchased
under this Assignment Agreement.**    __________%
c.    Tranche in respect of which
Commitment is being purchased
under this Assignment Agreement.***    __________

4.    Amount of Assignor’s Commitment Purchased under
    this Assignment Agreement.                            $
5.    Proposed Effective Date: _____________, 20__
Accepted and Agreed:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
By:
Title:
** Percentage taken to 10 decimal places.
*** Specify Tranche A-1 or Tranche A-2
EXHIBIT “I”
to Assignment Agreement
NOTICE OF ASSIGNMENT
______________, 20__
To:    Wells Fargo Bank, National Association
Wells Fargo Bank, N.A.
Commercial Real Estate - REIT Finance Group
333 South Grand Avenue
9th Floor
Los Angeles, CA 90716
Phone: 312-358-7453
Attention: Vernon H. Chi
Loan No. 1014916
BORROWER:
InvenTrust Properties Corp.
___________________
___________________
Attention: __________________
From:    [NAME OF ASSIGNOR] (the “Assignor”)
[NAME OF ASSIGNEE] (the “Assignee”)
1.    We refer to that Credit Agreement (the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
2.    This Notice of Assignment (this “Notice”) is given and delivered to the Administrative Agent pursuant to Section 12.3(b) of the Credit Agreement.
3.    The Assignor and the Assignee have entered into an Assignment Agreement, dated as of ___________, 20__ (the “Assignment”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period as agreed to by the Administrative Agent) after this Notice of Assignment and any fee required by Section 12.3(b) of the Credit Agreement have been delivered to the Administrative Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.
4.    The Assignor and the Assignee hereby give to the Administrative Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Administrative Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Administrative Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Administrative Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the satisfaction of the conditions precedent.
5.    If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Administrative Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.
6.    The Assignee advises the Administrative Agent that notice and payment instructions are set forth in the attachment to Schedule 1.
7.    The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.
8.    The Assignee authorizes the Administrative Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*
*May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.
NAME OF ASSIGNOR                NAME OF ASSIGNEE
By:                            By:
Title:                            Title:
ACKNOWLEDGED AND, IF REQUIRED BY THE CREDIT AGREEMENT, CONSENTED TO BY WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Title:
IF REQUIRED BY THE CREDIT AGREEMENT, CONSENTED TO BY
INVENTRUST PROPERTIES CORP., as Borrower
By:
Title:
[Attach photocopy of Schedule 1 to Assignment]

EXHIBIT C
LIST OF INITIAL SUBSIDIARY GUARANTORS
IA AUSTIN WEST CREEK, L.L.C., a Delaware limited liability company
IA CHESAPEAKE COMMONS, L.L.C., a Delaware limited liability company
IA CHESAPEAKE CROSSROADS, L.L.C., a Delaware limited liability company
IA FULTONDALE PROMENADE, L.L.C., a Delaware limited liability company
IA WYLIE WOODBRIDGE LP, L.L.C., a Delaware limited liability company
IVT WESTPARK GLEN ALLEN, LLC, a Delaware limited liability company
MB HOUSTON ELDRIDGE GP, L.L.C., a Delaware limited liability company
MB HOUSTON ELDRIDGE LP, L.L.C., a Delaware limited liability company
MB HOUSTON ELDRIDGE TOWN CENTER GP, L.L.C., a Delaware limited liability company
MB HOUSTON ELDRIDGE TOWN CENTER LP, L.L.C., a Delaware limited liability company
MB HOUSTON WINDEMERE GP, L.L.C., a Delaware limited liability company
MB HOUSTON WINDEMERE LP, L.L.C., a Delaware limited liability company
IA CRANBERRY SPECIALTY, L.P., an Illinois limited partnership
IA CRANBERRY SPECIALTY GP DST, a Delaware statutory trust
IA CONTINENTAL CRANBERRY SPECIALTY PARTNER, L.P., a Delaware limited partnership
IA CRANBERRY GENERAL PARTNER DST, a Delaware statutory trust
IA CRANBERRY LIMITED PARTNER DST, a Delaware statutory trust
MB HOUSTON ELDRIDGE LIMITED PARTNERSHIP, an Illinois limited partnership
MB HOUSTON ELDRIDGE TOWN CENTER LIMITED PARTNERSHIP, an Illinois limited partnership
MB HOUSTON WINDEMERE LIMITED PARTNERSHIP, an Illinois limited partnership
WOODBRIDGE CROSSING, L.P., a Delaware limited partnership
WOODBRIDGE CROSSING GP, L.L.C., a Delaware limited liability company
IA MAC CORPORATION, a Delaware corporation
IA NEWNAN COWETA, L.L.C., a Delaware limited liability company
IA PORT CHARLOTTE PEACHLAND, L.L.C., a Delaware limited liability company
IVT OP GP, LLC, a Delaware limited liability company
IVT OP LIMITED PARTNERSHIP, a Delaware limited partnership
IA ATLANTA BUCKHEAD, L.L.C., a Delaware limited liability company
IA ATLANTA BUCKHEAD MEMBER, L.L.C., a Delaware limited liability company, its sole member
IVT RIO PINAR PLAZA ORLANDO, LLC, a Delaware limited liability company
IVT SONTERRA VILLAGE SAN ANTONIO, LLC, a Delaware limited liability company
IA AUSTIN SCOFIELD LIMITED PARTNERSHIP, an Illinois limited partnership
IA AUSTIN SCOFIELD GP, L.L.C., a Delaware limited liability company, its general partner
IA AUSTIN SCOFIELD LP, L.L.C., a Delaware limited liability company
IVT RENAISSANCE CENTER DURHAM I, LLC, a Delaware limited liability company
IVT SHOPS AT GALLERIA BEE CAVE, LLC, a Delaware limited liability company
IVT Stevenson Ranch Plaza, LLC, a Delaware limited liability company
IVT CREEDMOOR RALEIGH, L.L.C., a Delaware limited liability company
IA HOUSTON NORTHWEST LIMITED PARTNERSHIP, an Illinois limited partnership
IA HOUSTON NORTHWEST GP, L.L.C., a Delaware limited liability company
IA HOUSTON NORTHWEST LP, L.L.C., a Delaware limited liability company
IA RALEIGH BENT TREE, L.L.C., a Delaware limited liability company
IA WOODSTOCK ROSE CREEK, L.L.C., a Delaware limited liability company
IA NEWNAN THOMAS, L.L.C., a Delaware limited liability company
IA COLORADO SPRINGS CHEYENNE, L.L.C., a Delaware limited liability company
IA ERLANGER SILVERLAKE, L.L.C., a Delaware limited liability company
IA SAN PEDRO GARDEN, L.L.C., a Delaware limited liability company
IVT OLD GROVE MARKETPLACE OCEANSIDE, LLC, a Delaware limited liability company
IVT WINDWARD COMMONS ALPHARETTA, LLC, a Delaware limited liability company
IA TUCKER HUGH HOWELL, L.LC., a Delaware limited liability company
IA RICHARDSON CUSTER CREEK LIMITED PARTNERSHIP, an Illinois limited partnership
IA RICHARDSON CUSTER CREEK GP, L.L.C., a Delaware limited liability company, its general partner
IA RICHARDSON CUSTER CREEK LP, L.L.C., a Delaware limited liability company, its general partner
IA WESTLAKE LIMITED PARTNERSHIP, an Illinois limited partnership
IA WESTLAKE GP, L.L.C., a Delaware limited liability company, its general partner
IA WESTLAKE LP, L.L.C., a Delaware limited liability company, its general partner
IA ARLINGTON RIVERVIEW LIMITED PARTNERSHIP, an Illinois limited partnership
IA ARLINGTON RIVERVIEW GP, L.L.C., a Delaware limited liability company, its general partner
IA ARLINGTON RIVERVIEW LP, L.L.C., a Delaware limited liability company, its general partner
IA BOYNTON BEACH CONGRESS, L.L.C., a Delaware limited liability company
IA ST. PETERSBURG GATEWAY, L.L.C., a Delaware limited liability company
IA SARASOTA TAMIAMI, L.L.C., a Delaware limited liability company
IA MATTHEWS SYCAMORE, L.L.C., a Delaware limited liability company
IVT RIVERWALK MARKET FLOWER MOUND, LLC, a Delaware limited liability company
IVT NORTHCROSS CENTER HUNTERSVILLE, LLC, a Delaware limited liability company
IVT PARAISO PARC PEMBROKE PINES, LLC, a Delaware limited liability company
IVT SHOPS AT TOWN CENTER GERMANTOWN, LLC, a Delaware limited liability company
IVT WESTFORK PLAZA PEMBROKE PINES, LLC, a Delaware limited liability company
IVT CARY PARK TOWN CENTER, LLC, a Delaware limited liability company
IVT PARKE CEDAR PARK, LLC, a Delaware limited liability company
IVT RIVER OAKS VALENCIA, LLC, a Delaware limited liability company
IVT KYLE MARKETPLACE, LLC, a Delaware limited liability company
IVT PLAZA MIDTOWN ATLANTA, LLC, a Delaware limited liability company
IVT PGA PLAZA PALM BEACH GARDENS, LLC, a Delaware limited liability company
IVT KENNESAW MARKETPLACE, LLC, a Delaware limited liability company
IA GARNER WHITE OAK, L.L.C., a Delaware limited liability company

EXHIBIT D
SUBSIDIARY GUARANTY
This Subsidiary Guaranty (the “Guaranty”) is made as of December 21, 2018 by the parties identified in the signature pages thereto, and any Joinder to Guaranty hereafter delivered (collectively, the “Subsidiary Guarantors”), to and for the benefit of Wells Fargo Bank, National Association, individually (“Wells Fargo”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).
RECITALS
A.    InvenTrust Properties Corp., a corporation organized under the laws of the State of Maryland (“Borrower”), and Subsidiary Guarantors have requested that the Lenders make a term loan credit facility available to Borrower in an aggregate principal amount of $400,000,000 (comprised of a two tranches in aggregate principal amounts of $250,000,000 and $150,000,000, respectively), subject to possible future increase to an aggregate of $800,000,000 (the “Facility”).
B.    The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in an Amended and Restated Term Loan Credit Agreement of even date herewith among Borrower, Wells Fargo, individually, and as Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
C.    Borrower may execute and deliver to the Lenders upon the request of such Lenders, promissory notes in the principal amount of each Lender’s Commitment and promissory notes in the principal amount, if any, of each Lender’s Loan as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).
D.    Subsidiary Guarantors are subsidiaries of Borrower. Subsidiary Guarantors acknowledge that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Subsidiary Guarantors by making funds available to Subsidiary Guarantors through Borrower and by enhancing the financial strength of the consolidated group of which Subsidiary Guarantors and Borrower are members. The execution and delivery of this Subsidiary Guaranty by Subsidiary Guarantors are conditions precedent to the performance by the Lenders of their obligations under the Credit Agreement.
AGREEMENTS
NOW, THEREFORE, Subsidiary Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:
1.    Subsidiary Guarantors, jointly and severally, absolutely, unconditionally, and irrevocably guaranty to each of the Lenders and shall be surety for:
(a)    the full and prompt payment of the principal of and interest on the Loans under the Credit Agreement (including as evidenced by the Notes) when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Loan Documents;
(b)    the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and
(c)    the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Loan Documents.
All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.” Notwithstanding the foregoing, Subsidiary Guarantors and Lenders agree that each Subsidiary Guarantor’s obligations hereunder shall not exceed the greater of: (i) the aggregate amount of all monies received, directly or indirectly, by such Subsidiary Guarantor from Borrower after the date hereof (whether by loan, capital infusion or other means), and (ii) the maximum amount of the Facility Indebtedness not subject to avoidance under Title 11 of the United States Code, as same may be amended from time to time, or any applicable state law (the “Bankruptcy Code”). To that end, to the extent such obligations would otherwise be subject to avoidance under the Bankruptcy Code if Subsidiary Guarantors are not deemed to have received valuable consideration, fair value or reasonably equivalent value for its obligations hereunder, each Subsidiary Guarantor’s obligations hereunder shall be reduced to that amount which, after giving effect thereto, would not render such Subsidiary Guarantor insolvent, or leave such Subsidiary Guarantor with an unreasonably small capital to conduct its business, or cause such Subsidiary Guarantor to have incurred debts (or intended to have incurred debts) beyond its ability to pay such debts as they mature, as such terms are determined, and at the time such obligations are deemed to have been incurred, under the Bankruptcy Code. In the event a Subsidiary Guarantor shall make any payment or payments under this Subsidiary Guaranty each other Subsidiary Guarantor of the Facility Indebtedness shall contribute to such Subsidiary Guarantor an amount equal to such non-paying Subsidiary Guarantor’s pro rata share (based on their respective maximum liabilities hereunder) of such payment or payments made by such Subsidiary Guarantor, provided that such contribution right shall be subordinate and junior in right of payment to the payment in full of the Facility Indebtedness to Lenders.
2.    In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Subsidiary Guarantors agree, on demand by the Administrative Agent or the holder of a Note, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents.
3.    Subsidiary Guarantors do hereby waive (i) notice of acceptance of this Subsidiary Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Subsidiary Guarantors may have against Borrower or which Subsidiary Guarantors or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Subsidiary Guarantors with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Subsidiary Guarantors of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Subsidiary Guarantors are fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations and (vi) any defense which Subsidiary Guarantors may have against the Administrative Agent or the Lenders or the holder of a Note arising from or based in any way upon any invalidity or unenforceability of the Credit Agreement or any other Loan Documents or any provision or provisions therein. Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Subsidiary Guarantors, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Subsidiary Guarantors the Lenders’ assessment of the financial condition of Borrower. Subsidiary Guarantors acknowledge that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Subsidiary Guarantors. No modification or waiver of any of the provisions of this Subsidiary Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders. Subsidiary Guarantors further agree that any exculpatory language contained in the Credit Agreement, the Notes, and the other Loan Documents shall in no event apply to this Subsidiary Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Subsidiary Guarantors to enforce this Subsidiary Guaranty.
4.    Subsidiary Guarantors further agree that Subsidiary Guarantors’ liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Subsidiary Guarantors of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Subsidiary Guarantors shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Loan Documents and this Subsidiary Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Subsidiary Guarantors further understand and agree that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Loan Documents, or any thereof, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Subsidiary Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Subsidiary Guarantors’ obligations hereunder.
5.    This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection, without regard to any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Borrower or any other Person against the Administrative Agent or any Lender, including without limitation any defenses that may exist under the provisions of the Illinois Sureties Act or any similar statutes (all of which defenses are hereby waived). Subsidiary Guarantors agree that their obligations hereunder shall be joint and several with each other and with any and all other guarantees given in connection with the Facility from time to time. Subsidiary Guarantors agree that this Subsidiary Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or by or resorting to any other guaranties, and Subsidiary Guarantors hereby waive the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Subsidiary Guarantors further agree that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Subsidiary Guarantors’ obligations hereunder, it being the purpose and intent of Subsidiary Guarantors that the obligations of such Subsidiary Guarantors hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Subsidiary Guarantors’ obligations under this Subsidiary Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Subsidiary Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment. The obligations of Subsidiary Guarantors pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Subsidiary Guaranty.
6.    This Subsidiary Guaranty shall be assignable by a Lender, as to such Lender’s interest herein, to any assignee of all or a portion of such Lender’s rights under the Loan Documents.
7.    If: (i) this Subsidiary Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Subsidiary Guaranty, a Note, the Credit Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Subsidiary Guaranty, a Note, the Credit Agreement, any of the Loan Documents, or any property securing the Facility Indebtedness (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Subsidiary Guarantors shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.
8.    The parties hereto intend that each provision in this Subsidiary Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Subsidiary Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Subsidiary Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Subsidiary Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Subsidiary Guaranty shall continue in full force and effect.
9.    Any indebtedness of Borrower to Subsidiary Guarantors now or hereafter existing is hereby subordinated to the Facility Indebtedness.  Subsidiary Guarantors will not seek, accept, or retain for Subsidiary Guarantors’ own account, any payment from Borrower on account of such subordinated debt at any time when a Default exists under the Credit Agreement or the Loan Documents, and any such payments to Subsidiary Guarantors made while any Default then exists under the Credit Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Subsidiary Guarantors in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Subsidiary Guarantors hereunder.
10.    Subsidiary Guarantors hereby subordinate to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Subsidiary Guarantors may have against Borrower arising from a payment made by Subsidiary Guarantors under this Subsidiary Guaranty and agree, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Subsidiary Guarantors or the Lenders or any right of Subsidiary Guarantors or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Subsidiary Guarantors seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Subsidiary Guarantors hereunder. It is expressly understood that the agreements of Subsidiary Guarantors set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.
11.    Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.
12.    Subsidiary Guarantors hereby submit to personal jurisdiction in the State of Illinois for the enforcement of this Subsidiary Guaranty and waive any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Subsidiary Guaranty. Subsidiary Guarantors hereby consent to the exclusive jurisdiction of either the Illinois Courts located in Chicago, Illinois, or the United States District Court for the Northern District of Illinois, in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Subsidiary Guaranty or any related matter. Subsidiary Guarantors hereby agree that an action, suit, or proceeding to enforce this Subsidiary Guaranty may be brought in such state or federal court in the State of Illinois and hereby waives any objection which Subsidiary Guarantors may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.
13.    All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:
To Subsidiary Guarantors:
c/o InvenTrust Properties Corp.
3025 Highland Parkway, Suite 350
Downers Grove, Illinois 60515
Attention: Chief Financial Officer
Phone: (630) 570-0700
with copies to:
c/o InvenTrust Properties Corp.
3025 Highland Parkway, Suite 350
Downers Grove, Illinois 60515
Attention: General Counsel
Phone: (630) 570-0599
Facsimile: (630) 570-0599
and
Latham & Watkins LLP
330 N. Wabash Ave., Suite 2800
Chicago, IL 60611
Attention: Cindy Caillavet
Phone: (312) 876-7703
Email: Cindy.Caillavet@lw.com
To Wells Fargo as Administrative Agent and as a Lender:
Wells Fargo Bank, National Association
Vernon H. Chi
Senior Vice President
Wells Fargo Bank, N.A.
Commercial Real Estate - REIT Finance Group
333 South Grand Avenue
9th Floor
Los Angeles, CA 90716
Phone: 312-358-7453
Attention: Vernon H. Chi

If to any other Lender, to its address set forth in the Credit Agreement.
14.    This Subsidiary Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Subsidiary Guarantors and shall inure to the benefit of the Administrative Agent’s and the Lenders’ respective successors and assigns.
15.    This Subsidiary Guaranty shall be construed and enforced under the internal laws of the State of Illinois.
16.    SUBSIDIARY GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS SUBSIDIARY GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS SUBSIDIARY GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
17.    From time to time, additional parties may execute a joinder substantially in the form of Exhibit A hereto, and thereby become a party to this Subsidiary Guaranty. From and after delivery of such joinder, the Subsidiary delivering such joinder shall be a Subsidiary Guarantor, and be bound by all of the terms and provisions of this Subsidiary Guaranty. From time to time certain Subsidiary Guarantors shall be released from their obligations under this Subsidiary Guaranty by the Administrative Agent upon satisfaction of the conditions to such release established pursuant to Section 6.21 of the Credit Agreement.
18.    Each Subsidiary Guarantor agrees that it is not a surety for purposes of the Illinois Sureties Act or any similar statutes. Each Subsidiary Guarantor waives any right that it may have under the Illinois Sureties Act or any similar statutes to assert the applicability thereof to the provisions of this Agreement to require that the Administrative Agent commence action against Borrower or any other person.
IN WITNESS WHEREOF, Subsidiary Guarantors have delivered this Subsidiary Guaranty as of the date first written above.

[Names of Subsidiary Guarantors]

EXHIBIT A TO SUBSIDIARY GUARANTY
FORM OF JOINDER TO SUBSIDIARY GUARANTY
THIS JOINDER is executed as of ___________, 20__ by the undersigned, each of which hereby agrees as follows:
1.    All capitalized terms used herein and not defined in this Joinder shall have the meanings provided in that certain Subsidiary Guaranty (the “Guaranty”) dated as of December 21, 2018 executed for the benefit of Wells Fargo Bank, National Association, as agent for itself and certain other lenders, with respect to a loan from the Lenders to InvenTrust Properties Corp. (“Borrower”).
2.    As required by the Credit Agreement described in the Guaranty, each of the undersigned is executing this Joinder to become a party to the Guaranty.
3.    Each and every term, condition, representation, warranty, and other provision of the Guaranty, by this reference, is incorporated herein as if set forth herein in full and the undersigned agrees to fully and timely perform each and every obligation of a Subsidiary Guarantor under such Guaranty.
[INSERT SUBSIDIARY GUARANTOR SIGNATURE BLOCKS AND FEIN NUMBER]
FEIN NO. ______________________
By:
By:
Its:___________________________
EXHIBIT E
[Reserved]

EXHIBIT F
BORROWING NOTICE
Date:
Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attn: David DeAngelis LN #1014916
Telecopier: 866-595-7861
Telephone: 612-667-4773
David.r.deangelis@wellsfargo.com

Attention: [__________________]
Borrowing Notice
InvenTrust Properties Corp. (“Borrower”) hereby requests an Advance pursuant to Section 2.8 of the Amended and Restated Term Loan Credit Agreement dated as of December 21, 2018 (as amended or modified from time to time, the “Credit Agreement”), among InvenTrust Properties Corp., the Lenders referenced therein, and you, as an administrative agent for the Lenders.
An Advance is requested to be made in the amount of $__________, to be made on _____________. Such Advance shall be a [LIBOR Rate] [Floating Rate] Advance. [The applicable Interest Period shall be _____________.][The Advance shall be made in respect of the [Tranche A-1][Tranche A-2]].
The proceeds of the requested loan shall be directed to the following account:
Wiring Instructions:
(Bank Name)
(ABA No.)
(Beneficiary)
(Account No. to Credit)
(Notification Requirement)

In support of this request, InvenTrust Properties Corp. hereby represents and warrants to the Administrative Agent and the Lenders that acceptance of the proceeds of such Advance by the Borrower shall be deemed to further represent and warrant that (i) such proceeds shall only be used for the purposes set forth in Section 6.2 of the Credit Agreement and (ii) all requirements of Section 4.2 of the Credit Agreement in connection with such Advance have been satisfied at the time such proceeds are disbursed.
Date:_________________________________
InvenTrust Properties Corp.,
a Maryland corporation,
By:    _________________________________
Name:    _________________________________
Its:    _________________________________

EXHIBIT G
APPLICABLE MARGINS
The interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Type of Advance and the Leverage Ratio in effect as of the last day of the most recent fiscal quarter of the Borrower for which financial results have been reported. The Unused Fee due under Section 2.5 shall be determined by reference to the Leverage Ratio in effect as of the last day of the most recent fiscal quarter for which financial results have been reported. Any such change in the Applicable Margin and Unused Fee Percentage shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a compliance certificate pursuant to Section 6.1(d) with respect to the preceding fiscal quarter of Borrower. Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest accrued prior to the date of such change in the Applicable Margin or Unused Fee Percentage. If any such compliance certificate shall later be determined to be incorrect and as a result a higher Applicable Margin and/or Unused Fee Percentage should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original compliance certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice. The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate to determine the LIBOR Rate in effect from time to time during any Interest Period with respect to Loans as well as the Unused Fee due under Section 2.5 shall be determined as follows (the "Leverage Based Pricing Schedule"):

Leverage Ratio	LIBOR Applicable Margin	ABR Applicable Margin	Unused Fee Percentage
< 35%	1.20%	0.20%	0.15%
> 35%, < 40%	1.25%	0.25%	0.15%
> 40%, < 45%	1.30%	0.30%	0.20%
> 45%, < 50%	1.40%	0.40%	0.20%
> 50%, < 55%	1.50%	0.50%	0.25%
> 55%	1.70%	0.70%	0.25%

Notwithstanding the foregoing, effective as of the date on which Borrower receives an Investment Grade Rating or any date thereafter on which Borrower maintains such an Investment Grade Rating, Borrower may make a one-time election, upon not less than five (5) Business Days prior written notice to the Administrative Agent, for the per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate to determine the LIBOR Rate in effect from time to time during any Interest Period with respect to Loans, as well as the Unused Fee due under Section 2.5 thereafter to be determined as follows (the "Ratings Based Pricing Schedule"):

Rating	LIBOR Applicable Margin	ABR Applicable Margin	Unused Fee Percentage
At least A or A2	0.800%	0.000%	0.125%
At least A- or A3	0.850%	0.000%	0.125%
At least BBB+ or Baa1	0.900%	0.000%	0.150%
At least BBB or Baa2	1.000%	0.000%	0.20%
At least BBB- or Baa3	1.250%	0.250%	0.25%
Below BBB- or Baa3	1.650%	0.650%	0.25%

If S&P and Moody’s assign ratings which correspond to two different but adjacent levels in the Ratings Based Pricing Schedule, the Applicable Margins and Unused Fee Percentage will be determined based on the level corresponding to the higher of such two adjacent levels of ratings. If S&P and Moody’s assign ratings which correspond to two different, non-adjacent levels in the Ratings Based Pricing Schedule, the Applicable Margins and Unused Fee Percentage will be determined based on the level which is one (1) level above the lowest of such ratings. In the event that only one of S&P and Moody’s assigns a rating, then the Applicable Margins and Unused Fee Percentage will be determined based on such single rating.
Any such election by Borrower shall be irrevocable and the Ratings Based Pricing Schedule shall apply throughout the remaining term of the Loans. Any subsequent change in any of the Borrower’s ratings which would cause a different level to be applicable shall be effective as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that such change in a rating has occurred; provided, however, if the Borrower has not delivered the notice required but the Administrative Agent becomes aware that any of the Borrower’s ratings have changed, then the Administrative Agent shall adjust the level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware of such change in Borrower’s ratings.

EXHIBIT H
LIST OF INITIAL UNENCUMBERED PROPERTIES

Coweta Crossing	Georgia
Crossroads at Chesapeake Square	Virginia
Chesapeake Commons	Virginia
Promenade Fultondale	Alabama
Windermere Village	Texas
West Creek	Texas
Peachland Promenade	Florida
Woodbridge	Texas
Streets of Cranberry	Pennsylvania
Eldridge Town Center	Texas
NTB Eldridge	Texas
Westpark Shopping Center	Virginia
Buckhead Crossing	Georgia
Rio Pinar	Florida
Sonterra Village	Texas
Scofield Crossing	Texas
Renaissance Center I	North Carolina
Shops at the Galleria	Texas
Stevenson Ranch	California
Bent Tree Plaza	North Carolina
Rose Creek	Georgia
Thomas Crossroads	Georgia
Cheyenne Meadows	Colorado
Silverlake	Kentucky
Garden Village	California
Northwest Marketplace	Texas
Pointe at Creedmoor	North Carolina
Windward Commons	Georgia
Old Grove Marketplace	California
Center at Hugh Howell	Georgia
Custer Creek	Texas
Market at Westlake	Texas
Riverview Village	Texas
Boynton Commons	Florida
Gateway Market Center	Florida
Sarasota Pavilion	Florida
Sycamore Commons	North Carolina
Northcross Commons	North Carolina
Riverwalk Market	Texas
Westfork	Florida
Paraiso	Florida
The Shops at Town Center	Maryland
Cary Park Town Center	North Carolina
The Parke	Texas
River Oaks Shopping Center	California
Kyle Marketplace	Texas
Plaza Midtown	Georgia
Kennesaw Marketplace	Georgia
PGA Plaza	Florida
White Oak Crossing	North Carolina

EXHIBIT I
NOTE
December 21, 2018
InvenTrust Properties Corp., a corporation organized under the laws of the State of Maryland (the “Borrower”), promises to pay to the order of [______________________] (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement (as the same may be amended or modified, the “Agreement”) hereinafter referred to, in immediately available funds at the main office of Wells Fargo Bank, National Association, as Administrative Agent, at its address at 608 Second Avenue S., 11th Floor, Minneapolis, Minnesota 55402 1916, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date applicable to each Loan or such earlier date as may be required under the Agreement.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Term Loan Credit Agreement, dated as of December 21, 2018 among the Borrower, Wells Fargo Bank, National Association individually and as Administrative Agent, and the other Lenders named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
If there is a Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, the Administrative Agent and the Lenders shall be entitled to receive reasonable attorney’s fees and expenses incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies.
Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.
This Note shall be governed and construed under the internal laws of the State of Illinois.
BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.
INVENTRUST PROPERTIES CORP., a Maryland corporation
By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF INVENTRUST PROPERTIES CORP.,
DATED DECEMBER 21, 2018
Maturity
Principal     Maturity    Principal
Amount of     of Interest    Amount    Unpaid
Date    Loan and Tranche      Period           Paid            Balance

EXHIBIT J
AMENDMENT REGARDING INCREASE
This Amendment to the Credit Agreement (the “Amendment”) is made as of ____________, 201_, by and among InvenTrust Properties Corp. (the “Borrower”), Wells Fargo Bank, National Association, as “Administrative Agent,” and one or more existing or new “Lenders” shown on the signature pages hereof.
R E C I T A L S
A.    Borrower, Administrative Agent and certain other Lenders have entered into an Amended and Restated Term Loan Credit Agreement dated as of December 21, 2018 (as amended, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.
B.    Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide Borrower with Commitments in an aggregate principal amount of up to $400,000,000 (comprised of two tranches in aggregate principal amounts of $250,000,000 and $150,000,000, respectively). The Borrower and the Agent on behalf of the Lenders now desire to amend the Credit Agreement in order to, among other things [(i) increase the Aggregate Commitment [with respect to the [Tranche A-1][Tranche A-2]] to $__________________;][(i) make Incremental Term Loans in an aggregate amount equal to $[___________]] and (ii) admit [name of new banks] as “Lenders” under the Credit Agreement.
NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENTS
1.    The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.
2.    From and after _________, ____ (the “Effective Date”) (i) [name of new banks] shall be considered as “Lenders” under the Credit Agreement and the Loan Documents, and (ii) [name of existing Lenders] shall each be deemed to have increased its Commitment [in respect of the Tranche A-1][in respect of the Tranche A-2] to the amount shown next to their respective signatures on the signature pages of this Amendment, each having a Commitment in the amount shown next to their respective signatures on the signature pages of this Amendment. The Borrower shall, on or before the Effective Date, execute and deliver to each new Lender a Note to evidence the Loans to be made by such Lender.
3.    From and after the Effective Date, the Aggregate Commitment in respect of the [Tranche A-1][Tranche A-2] shall equal __________ Million Dollars ($___,000,000).
4.    For purposes of Section 13.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for [name of new banks] shall be as specified below their respective signature(s) on the signature pages of this Amendment.
5.    The Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of such date (except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date, and (ii) for changes in factual circumstances disclosed in writing to the Administrative Agent and not prohibited under this Amendment) and the Borrower has no offsets or claims against any of the Lenders.
6.    As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.
7.    This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.
IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.
INVENTRUST PROPERTIES CORP.,
a Maryland corporation
By:
Name:
Title:
Address:

c/o InvenTrust Properties Corp.
3025 Highland Parkway, Suite 350
Downers Grove, Illinois 60515
Attention: Chief Financial Officer
Phone: (630) 570-0700
with a copy to:
c/o InvenTrust Properties Corp.
3025 Highland Parkway, Suite 350
Downers Grove, Illinois 60515
Attention: General Counsel
Phone: (630) 570-0599
Facsimile: (630) 570-0599
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
By:
Name:
Title:
Wells Fargo Bank, N.A.
Commercial Real Estate - REIT Finance Group
333 South Grand Avenue, 9th Floor
Los Angeles, CA 90716
Phone: 312-358-7453
Attention: Vernon H. Chi
[NAME OF NEW LENDER]
By:
Print Name:
Title:
[Address of New Lender]

Phone:
Facsimile:
Attention:
Amount of Commitment:
EXHIBIT K
DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: InvenTrust Properties Corp.
Administrative Agent: Wells Fargo Bank, National Association

Loan:  Loan number 1014916 made pursuant to that certain “Amended and Restated Term Loan Credit Agreement” dated as of December 21, 2018 among the Borrower, Wells Fargo Bank, National Association, individually and as the Administrative Agent, and the other lenders named therein, as amended from time to time (the “Credit Agreement”)

Effective Date: December 21, 2018

Check applicable box:

New – This is the first Disbursement Instruction Agreement submitted in connection with the Loan.

Replace Previous Agreement – This is a replacement Disbursement Instruction Agreement. All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)	to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter; and

(2)	to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

Disbursement of Loan Proceeds at Origination/Closing

Closing Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Closing Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Closing Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

Permitted Wire Transfers:  Disbursement Requests for the Closing Disbursement(s) to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit. All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.
2.
3.

Direct Deposit:  Disbursement Requests for the Closing Disbursement(s) to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Disbursements of Loan Proceeds Subsequent to Loan Closing/Origination

Subsequent Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Subsequent Disbursement Authorizer”) to disburse Loan proceeds after the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Subsequent Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Subsequent Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

If there are no restrictions described here, any Subsequent Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

Permitted Wire Transfers:  Disbursement Requests for Subsequent Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.
2.
3.

Direct Deposit:  Disbursement Requests for Subsequent Disbursements to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

INVENTRUST PROPERTIES CORP., a Maryland corporation, as Borrower
By:    Name:
Title:

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers and Subsequent Disbursement Authorizers, as applicable.
“Receiving Bank” means the financial institution where a Receiving Party maintains its account.
“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing. Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL ADMINISTRATIVE AGENT OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

CLOSING EXHIBIT
WIRE INSTRUCTIONS

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

SUBSEQUENT DISBURSEMENT EXHIBIT
WIRE INSTRUCTIONS

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

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